UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

ASHFORD HOSPITALITY PRIME, INC.

(Name of the Registrant as Specified In Its Charter)

SESSA CAPITAL (MASTER), L.P.

SESSA CAPITAL GP, LLC

SESSA CAPITAL IM, L.P.

SESSA CAPITAL IM GP, LLC

JOHN E. PETRY

LAWRENCE A. CUNNINGHAM

PHILIP B. LIVINGSTON

DANIEL B. SILVERS

CHRIS D. WHEELER

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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On February 26, 2016, Sessa Capital (Master), L.P. posted the following materials to http://FixAshfordPrime.com:

TO VOTE
On February 26, 2016, Sessa Capital (Master), LP. (“Sessa Capital”) and the other Participants (as defined below) filed with the Securities and Exchange Commission (the “SEC”) a proxy statement and an accompanying WHITE proxy card to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2016 annual shareholders meeting of Ashford Hospitality Prime, Inc. (“AHP”). The participants in the proxy solicitation include Sessa Capital, Sessa Capital GP, LLC, Sessa Capital IM, L.P., Sessa Capital IM GP, LLC, John E. Petry, Lawrence A. Cunningham, Philip B. Livingston, Daniel B. Silvers, and Chris D. Wheeler (collectively, the “Participants”).
This website includes news and information, commentary, and other content relating to AHP by the Participants, and may include such content by persons not affiliated with the Participants (“Third Party Content”), through links to third party websites including the SEC, or as published on the site. In addition, any financial projections and statements included on this site may be derived from SEC filings and other reports by third parties not affiliated with the Participants. Neither the Participants nor their affiliates shall be responsible or have any liability for any misinformation contained in any third party filing or report or any Third Party Content. Although Sessa Capital believes that the statements included on this site are substantially accurate in all material respects, Sessa Capital makes no representation or warranty, express or implied, as to the accuracy or completeness of such statements, and expressly disclaims any liability relating to such statements. Sessa Capital disclaims any obligation to update the information, commentary and other content contained on this website.
Caution Regarding Forward-Looking Statements
This website may contain “forward-looking statements.” All statements contained herein that are not clearly historical in nature or that necessarily depend on future events are forward-looking; the words “may,” “will,” “could,” “expect” “anticipate,” “believe,” “estimate,” “plan,” “intend” and similar expressions generally identify forward-looking statements. These forward-looking statements are based on current views with respect to future events and financial performance. Actual results could differ materially from those projected in such forward-looking statements. These forward-looking statements arc subject to risks, uncertainties and assumptions, including, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Sessa Capital.
You should not put undue reliance on any forward-looking statements. You should understand that many important factors, including those discussed or referred to on the site, could cause results to differ materially from those expressed or suggested in any forward- looking statement. In light of the significant uncertainties inherent in the projected results and forward-looking statements included herein, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward-looking statements will be achieved. Except as required by law, neither the Participants nor any of their affiliates undertakes any obligation to disclose the results of any revisions that may be made to these forward-looking statements to reflect new information or events or circumstances that occur after the date of such projected results or statements or to reflect the occurrence of unanticipated events or otherwise.
Additional Information
Sessa Capital strongly advises all stockholders of AHP to read Sessa Capitals proxy statement and any other proxy materials relating to the Participants’ solicitation because they contain important information including information about the Participants. Such proxy materials are available at no charge on the SEC’s web site at http://www.sec.gov. In addition, the Participants in this proxy solicitation will provide copies of the proxy statement without charge upon request. Requests for copies should be directed to the Participants’ proxy solicitor, Innisfree M&A Incorporated at (888) 750-5834.
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©2016

Sessa Capital PRESS RELEASES PRESENTATIONS SEC FILINGS OTHER IMPORTANT DOCUMENTS NOMINEES HOW TO VOTE
WELCOME TO FiXASHFORDPRIME.COM
Thank you for visiting FixAshfordPrime.com. As one of the largest shareholders of Ashford Hospitality Prime, Inc. (NYSE:
AHP) (“Ashford Prime” or the “Company”), we are deeply concerned by the Company’s poor financial performance, the alarming pattern of conflict-of-interest transactions approved by the incumbent Board – and specifically Ashford Prime’s Chairman and Chief Executive Monty J. Bennett – and seemingly stalled strategic review process. As a result, we believe change Is needed immediately at the Board level.
In our view, reconstituting Ashford Prime’s Board with our five highly-qualified independent directors is the only way for shareholders to protect the value of their investment and the only chance for a successful, fair and transparent strategic alternatives process.
Your vote at Ashford Prime’s 2016 Annual Meeting is important! It will determine the future of the Company and directly impact the value of your investment. We ask for your support – by voting the WHITE proxy card – so that we can address the significant corporate governance deficiencies at the Company and get the strategic review process on track.
This website contains important information about Ashford Prime’s upcoming Annual Meeting, including how to vote your shares, press releases, letters to shareholders, biographies of our nominees and our proxy statement, so you can make an informed decision about the future of your investment.
We urge you to view the materials contained on this site carefully and to check back often for frequent updates.
We thank you for your support.
© 2016 Sessa Capital, LLC | Contact Us

Sessa Capital PRESS RELEASES PRESENTATIONS SEC FILINGS OTHER IMPORTANT DOCUMENTS NOMINEES HOW TO VOTE
PRESS RELEASES
February 26, 2016 - Sessa Capital Files Definitive Proxy Materials Related To Ashford Prime
February 17, 2016 - Sessa Capital Believes Ashford Hospitality Prime’s Dilutive Penny Preferred Share Issuance Will Violate NYSE Regulations
February 3, 2016 - Sessa Capital Files Lawsuit Against Ashford Hospitality Prime Over Change in Control Provision
February 2, 2016 - Sessa Capital Comments on Ashford Hospitality Prime’s Sale of 13.3% Voting Rights for $43,750
January 15, 2016 - Sessa Capital Nominates Control Slate of Five Highly Qualified Director Candidates
© 2016 Sessa Capital, LLC | Contact Us

Sessa Capital PRESS RELEASES PRESENTATIONS SEC FILINGS OTHER IMPORTANT DOCUMENTS NOMINEES HOW TO VOTE
PRESENTATIONS
Please check back later for future updates.
© 2016 Sessa Capital, LLC | Contact Us

Sessa Capital PRESS RELEASES PRESENTATIONS SEC FILINGS OTHER IMPORTANT DOCUMENTS NOMINEES HOW TO VOTE
SEC FILINGS
February 26, 2016 - DEFC14A
February 17, 2016 - SC 13D/A
February 17, 2016 - DFAN14A
February 12, 2016 - PREC14A
February 4, 2016 - SC 13D/A
February 4, 2016 - DFAN14A
February 2, 2016 - DFAN14A
January 15, 2016 - C 13D/A
January 15, 2016 - DFAN14A
January 8, 2016 - SC 13D/A
December 11, 2015 - SC 13D/A
September 2, 2015 - SC 13D
© 2016 Sessa Capital, LLC | Contact Us

Sessa Capital PRESS RELEASES PRESENTATIONS SEC FILINGS OTHER IMPORTANT DOCUMENTS NOMINEES HOW TO VOTE
OTHER IMPORTANT DOCUMENTS
February 17, 2016 - Memorandum of Law in Support of Motion for Preliminary Injunction
February 10, 2016 - Letter Sent to NYSE Regarding Potential Violations of NYSE Rules by Ashford Prime
February 3, 2016 - Complaint Filed in the Circuit Court for Baltimore City, Maryland Regarding Invalid Proxy Penalty
January 7, 2016 - Letter from John Petry to Ashford Prime Lead Director Curtis B. McWilliams and Director W. Michael Murphy
December 10, 2015 - Letter from John Petry to the Board of Directors of Ashford Prime
September 1, 2015 - Letter from John Petry to the Board of Directors of Ashford Prime
© 2016 Sessa Capital, LLC | Contact Us

Sessa Capital PRESS RELEASES PRESENTATIONS SEC FILINGS OTHER IMPORTANT DOCUMENTS NOMINEES HOW TO VOTE
DIRECTOR NOMINEES
Lawrence A. Cunningham
Lawrence A. Cunningham is an expert on corporate governance and related matters, having published over forty related research articles, as well as dozens of other works on matters of corporate governance in such periodicals as Directors & Boards. The New York Times, and The Wall Street Journal. He is the Henry St. George Tucker III Research Professor at The George Washington University Law School in Washington D.C. and Executive Board Member of the University’s Center for Law, Economics and Finance (C-LEAF), and the Director of C-LEAF in New York. Previously, Mr. Cunningham served as Associate Dean of Boston College Law School and Director of the Samuel and Ronnie Heyman Center on Corporate Governance at Cardozo School of Law in New York City. Consulting assignments have included corporate governance matters for companies such as Bacardi, Charter Communications, and the Securities Investor Protection Corporation. Prior to his twenty years of writing and teaching, Mr. Cunningham served as of counsel for Roberts, Sheridan & Kotel for seven years and practiced corporate law with Cravath, Swaine & Moore for six years, engaging in the areas of governance, securities, and mergers and acquisitions in both roles. Mr. Cunningham has also authored a number of books, including The Essays of Warren Buffett: Lessons for Corporate America, in collaboration with Warren Buffett. He is a Member of the Dean’s Council of Lemer College of Business of the University of Delaware and a recent nominee to the Editorial Board of the Museum of Financial History in New York. Mr. Cunningham received a Bachelor’s degree in economics from the University of Delaware and a J.D. from Cardozo School of Law in New York City.
Philip B. Livingston
Philip Livingston has significant public and private company board experience having served as a director for Broadsoft Corporation, Insurance Auto Auction, Cott Corporation, MSC Software and Seitel Inc. He is currently a director of SITO Mobile and Rand Worldwide Inc. and most recently served as Chief Executive Officer and a director of Ambassadors Group, a provider of People To People educational travel services from May 2014 to October 2015. Prior to joining Ambassadors Group, he was Chief Executive Officer of LexisNexis Web Based Marketing Solutions until October 2013. Previously, Mr. Livingston served as Chief Financial Officer for Celestial Seasonings, Inc., Catalina Marketing Corporation and World Wrestling Entertainment From 1999 to 2003 he served as President of Financial Executives International, the leading professional association of chief financial officers and controllers. In that role he led the organization’s support of regulatory and corporate governance reforms culminating in the Sarbanes-Oxley Act. Mr. Livingston earned a BA in Business Management and a BS in Government and Politics from the University of Maryland and a MBA in Finance and Accounting from the University of California, Berkeley.
John E. Petry
John Petry founded Sessa Capital in November 2012 and is the sole portfolio manager responsible for portfolio management, risk management, and overseeing research. Prior to launching Sessa Capital, Mr. Petry was a Principal at Columbus Hill Capital Management from November 2010 to February 2012, an opportunistic credit hedge fund that focused on distressed investing. Previously, he was a Partner at Gotham Capital from 1997 to October 2010, where he employed a value-based approach to investing. During that time, Mr. Petry managed hedge fund Sissa Capital. Prior to Gotham Capital, he was an Analyst at Opus Capital, a value-oriented hedge fund, from 1995 to 1997 and an Associate at Conning and Company from 1993 to 1995. Mr. Petry graduated from University of Pennsylvania, Wharton School, with a B.S in Economics in 1993.

Daniel B. Silvers
Daniel B. Silvers brings significant operational and investing experience in the hospitality sector. He is the Founder and Managing Member of Matthews Lane Capital Partners LLC. He currently serves on the boards of directors of Forestar Group Inc. and India Hospitality Corp. He has previously served on the boards of directors of International Game Technology. Universal Health Services, Inc. and bwin.party digital entertainment plc, as well as serving as President of Western Liberty Bancorp. an acquisition-oriented company which bought and recapitalized Service1st Bank of Nevada, a community bank in Las Vegas, NV. In 2015, Mr. Silvers was featured in the National Association of Corporate Directors’ “A New Generation of Board Leadership: Directors Under Age 40” list of emerging corporate directors. Prior to founding Matthews Lane, Mr. Silvers was the President of SpringOwl Asset Management LLC, having joined a predecessor entity in 2009. Previously, Mr. Silvers was a Vice President at Fortress Investment Group, a leading global alternative asset manager, where he worked from 2005 to 2009. Prior to joining Fortress, he was a senior member of the real estate, gaming and lodging investment banking group at Bear, Stearns & Co. Inc., where he worked from 1999 to 2005. Mr. Silvers holds a B.S. in Economics and an M.B.A. in Finance from The Wharton School of the University of Pennsylvania. He has also received a Corporate Governance certification through the Director Education & Certification Program at the UCLA Anderson School of Management. Mr. Silvers is active in a number of not-for-profits, including Horace Mann School, University of Pennsylvania and UJA-Federation of New York.
Chris D. Wheeler
Chris D. Wheeler has over thirty-five years of experience in real estate M&A development, management and financing. He is the former Chairman and Chief Executive Officer of Gables Residential Trust, a publicly-traded multifamily REIT, which was sold to ING Clarion in 2005 for $2.8 billion. Most recently, Mr. Wheeler served as a senior real estate advisor to the CEO of a family office and to the senior executives of a Fortune 50 company. Previously, Mr. Wheeler worked at Trammell Crow in a number of roles, most recently as Group Managing Partner for Trammell Crow Residential where he oversaw its multifamily residential operations throughout the Southeast, Mid-Atlantic and Northeast regions. He formerly served as Director on the Executive Committee of the National Multi Housing Council (NMHC) and on the Board of Governors for the National Association of Real Estate Investment Trusts (NAREIT). Mr. Wheeler graduated with honors from California Institute of Technology with a degree in applied physics and received an MBA from Harvard Business School.
© 2016 Sessa Capital, LLC | Contact Us

Sessa Capital PRESS RELEASES PRESENTATIONS SEC FILINGS OTHER IMPORTANT DOCUMENTS NOMINEES HOW TO VOTE
HOW TO VOTE
Please sign and date the WHITE proxy card supplied by Sessa Capital and return it in the enclosed postage-paid envelope whether or not you attend the meeting. The Proxy Statement is first being sent or given to stockholders on or about February 26, 2016.
If your shares are held in the name of a brokerage firm, bank or other custodian on the Record Date, only that firm can vote those shares and, with respect to the election of directors, only upon receipt of your specific instructions. Accordingly, we urge you to contact the person responsible for your account and instruct that person to sign and return on your behalf the WHITE proxy card as soon as possible.
YOUR VOTE IS IMPORTANT. If you agree with the reasons for Sessa Capital’s solicitation set forth in the Proxy Statement and believe that the election of our Nominees to the Board of Directors (the “Board”) of Ashford Prime can make a difference, please vote for the election of our Nominees, no matter how many or how few shares you own.
WE URGE YOU NOT TO SIGN ANY PROXY CARD SENT TO YOU BY THE COMPANY. IF YOU HAVE ALREADY DONE SO, YOU MAY REVOKE YOUR PREVIOUSLY SIGNED PROXY BY SIGNING AND RETURNING A LATER-DATED WHITE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE, BY DELIVERING A WRITTEN NOTICE OF REVOCATION TO SESSA CAPITAL OR TO THE SECRETARY OF THE COMPANY, OR BY INSTRUCTING US BY TELEPHONE OR VIA THE INTERNET AS TO HOW YOU WOULD LIKE YOUR SHARES VOTED (INSTRUCTIONS ARE ON YOUR WHITE PROXY CARD).
Thank you for your support.
On behalf of Sessa Capital,
John E. Petry
IF YOU HAVE ANY QUESTIONS, REQUIRE ASSISTANCE IN VOTING THE WHITE PROXY CARD, OR NEED ADDITIONAL COPIES OF OUR PROXY MATERIALS, PLEASE CONTACT OUR PROXY SOLICITOR AT THE PHONE NUMBER LISTED BELOW:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders call toll-free: (888) 750-5834
Banks and brokers call collect: (212) 750-5833
© 2016 Sessa Capital, LLC | Contact Us

Sessa Capital PRESS RELEASES PRESENTATIONS SEC FILINGS OTHER IMPORTANT DOCUMENTS NOMINEES HOW TO VOTE
CONTACT
IF YOU HAVE ANY QUESTIONS, REQUIRE ASSISTANCE IN VOTING THE WHITE PROXY CARD, OR NEED ADDITIONAL COPIES OF OUR PROXY MATERIALS, PLEASE CONTACT OUR PROXY SOLICITOR AT THE PHONE NUMBER LISTED BELOW:
Scott Winter/Jonathan Salzberger
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
(212) 750-5833
Stockholders call toll-free: (888) 750-5834
Media Contacts:
Sard Verbinnen & Co
Dan Gagnier / Mark Harnett
212.687.8080
Daniel Goldstein
310.201.2040
© 2016 Sessa Capital, LLC | Contact Us

SESSA CAPITAL FILES DEFINITIVE PROXY MATERIALS RELATED

TO ASHFORD PRIME

Highlights Ashford Prime’s Corporate Governance Deficiencies, Track Record of

Poor Financial Performance, and Need for a Reconstituted Board

Urges Shareholders to Support Sessa’s Five Highly-Qualified Director Nominees

at 2016 Annual Meeting

New York – February 26, 2016 – Sessa Capital (Master), L.P. (“Sessa”), the third largest shareholder of Ashford Hospitality Prime, Inc. (NYSE: AHP) (“Ashford Prime” or the “Company”), today announced that it filed definitive proxy materials with the Securities and Exchange Commission in connection with Sessa’s five nominees for election to Ashford Prime’s seven member Board of Directors at the Company’s upcoming 2016 Annual Meeting of Stockholders.

Sessa believes change is needed at the Company’s Board of Directors given the poor performance of Ashford Prime’s stock and the Company’s pattern of conflict-of-interest transactions. In the filing, Sessa highlights the following:

•	The serious conflicts of interest between Ashford Prime and Ashford Inc., its external manager, whose compensation is driven by asset growth and whose interests may not be aligned with Ashford Prime’s;

•	Ashford Prime’s attempt to place disproportionate control of the Company in the hands of its Chairman and CEO, Monty Bennett;

•	The Company’s potential payment of a large fee if directors not approved by the incumbent board are elected;

•	The potential grant to Chairman Bennett and other insiders of more voting power in the upcoming director election;

•	The Company’s seemingly stalled strategic review process, which Sessa believes has been impaired by the conflicts of interest;

•	The need for change at the board level and increased management oversight; and

•	The strength of Sessa’s proposed slate of nominees, which possesses the significant expertise, capital markets experience and operating acumen necessary to complete the strategic review and/or manage the Company’s operations.

John Petry, Founder and Managing Partner of Sessa Capital stated, “As one of the largest shareholders in Ashford Prime, we are aligned with other shareholders and feel a duty to advocate for change at the Company. The market has judged Ashford Prime’s actions, under the control of Chairman & CEO Monty Bennett, as value destroying by punishing its stock price with a nearly 50% decline since the Company’s stock began trading just over two years ago. Among these actions were a number of conflict-of-interest transactions that we believe reflect poor corporate governance. Additionally, since the August 28, 2015 announcement of the strategic review process, the Company has demonstrated no meaningful progress.”

Petry added: “In our view, reconstituting Ashford Prime’s Board with highly-qualified directors independent of Chairman Bennett is the only way for shareholders to protect the value of their investment and the only chance for a successful, fair and transparent strategic alternatives process. If elected, our slate would immediately pursue all options for renegotiating the Company’s onerous termination fee with its external advisor, addressing the potential conflicts of interest, pursuing the strategic review process and seeking to realize full value for Ashford Prime common shareholders.”

Sessa urges shareholders to vote the WHITE proxy card for its five board nominees, who are not beholden to Chairman Bennett and will represent the interests of all Ashford Prime shareholders.

Sessa’s nominees include:

•	Lawrence A. Cunningham, Henry St. George Tucker III Research Professor at The George Washington University Law School in Washington D.C.;

•	Philip B. Livingston, who has extensive experience as a director, chief executive officer and chief financial officer of public companies;

•	John E. Petry, Founder and Managing Partner of Sessa Capital;

•	Daniel B. Silvers, Founder and Managing Member of Matthews Lane Capital Partners LLC, director of Forestar Group Inc. and India Hospitality Corp. and former senior member of the real estate, gaming and lodging investment banking group at Bear, Stearns & Co. Inc.; and

•	Chris D. Wheeler, partner at Triton Atlantic Partners, LLC, a real estate development and management company specializing in acquiring, developing and managing residential, resort, multi-family and commercial projects, and former chairman and chief executive officer of Gables Residential Trust.

For additional details and materials, please visit FixAshfordPrime.com.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Sessa Capital (Master), L.P. (“Sessa Capital”) and the other Participants (as defined below) filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and an accompanying WHITE proxy card to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2016 annual shareholders meeting of Ashford Hospitality Prime, Inc. (“AHP”). The participants in the proxy solicitation include Sessa Capital, Sessa Capital GP, LLC, Sessa Capital IM, L.P., Sessa Capital IM GP, LLC, John E. Petry, Lawrence A. Cunningham, Philip B. Livingston, Daniel B. Silvers, and Chris D. Wheeler (collectively, the “Participants”).

SESSA CAPITAL STRONGLY ADVISES ALL STOCKHOLDERS OF AHP TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS RELATING TO THE PARTICIPANTS’ SOLICITATION BECAUSE THEY CONTAIN IMPORTANT INFORMATION INCLUDING INFORMATION ABOUT THE PARTICIPANTS. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, INNISFREE M&A INCORPORATED AT (888) 750-5834.

Media Contacts:

Sard Verbinnen & Co

Dan Gagnier / Mark Harnett

212.687.8080

Daniel Goldstein

310.201.2040

Investor Contacts:

Innisfree M&A Incorporated

Scott Winter / Jonathan Salzberger

212.750.5833

SESSA CAPITAL BELIEVES ASHFORD HOSPITALITY PRIME’S DILUTIVE PENNY

PREFERRED SHARE ISSUANCE WILL VIOLATE NYSE REGULATIONS

Sends Letter to NYSE Claiming Intended AHP Actions Violate

NYSE Listing Obligations

Maryland Litigation Regarding AHP Termination Fee Structure Ongoing

New York – February 17, 2016 – Sessa Capital (Master), L.P. (“Sessa”), owner of 8.2% of the outstanding common shares of Ashford Hospitality Prime, Inc. (NYSE: AHP) (“Ashford Prime” or the “Company”) and Ashford Prime’s third largest shareholder, today disclosed that it sent a letter to the New York Stock Exchange (“NYSE”) protesting potential violations of the NYSE’s rules by Ashford Prime.

On February 1, 2016, Ashford Prime’s Board of Directors agreed to sell up to 13.3% of the Company’s voting interests, in the form of preferred stock sold for a penny a share, or a total of $43,750 (the “Penny Preferred”), to a group consisting primarily of Company management. Based on the most recent information Ashford Prime has made available, if the Penny Preferred is ultimately issued, more than half will be offered to Ashford Prime’s Chairman and CEO, Monty Bennett, and his father, the former Chairman of Ashford Hospitality Trust. Almost another 25% of the Penny Preferred will be offered to other members of Ashford Prime management.

In the letter to the NYSE, Sessa outlines its belief that the Penny Preferred violates sections 313.00(A), 312.02(b) and 303(A).08 of the NYSE rules, pertaining to the reduction of voting rights of common shareholders and requiring shareholder approval for certain stock issuances to insiders. These rules are meant to protect shareholders’ rights. Sessa seeks to protect Ashford Prime stockholders by heading off any action that could place Ashford Prime in non-compliance with NYSE rules and risk a delisting.

John Petry, Founder and Managing Partner of Sessa Capital stated, “We believe that Ashford Prime’s issuance of the Penny Preferred makes a mockery of NYSE rules designed to protect the rights of all shareholders, is directly contrary to existing shareholders’ interests, and is inconsistent with both NYSE rules and the fiduciary duties of the Company’s Board. If Ashford Prime issues the dilutive Penny Preferred, these protections to investors in NYSE-listed securities will be rendered almost meaningless and a dangerous precedent will be set for shareholders in all companies, not just those engaged in a contested board election. We have great respect for the NYSE’s hard work to ensure that its listed companies treat shareholders fairly; however, Chairman Bennett’s Penny Preferred threatens to undermine those efforts by tarnishing the reputation that has made the NYSE a leading global stock exchange.”

Petry concluded, “The Penny Preferred is the latest in a series of moves by Ashford Prime’s Board designed to disadvantage shareholders and to benefit insiders. We remain committed to defending our rights and the rights of all Ashford Prime shareholders and in furtherance of that goal will seek the election of our slate of five highly-qualified directors at the Company’s 2016 annual meeting of stockholders.”

1

As previously disclosed, on February 3, 2015, Sessa filed a lawsuit in the Circuit Court for Baltimore City, Maryland, against Ashford Prime seeking a ruling that the Company’s directors breached their fiduciary duties by inserting a change-in-control provision pertaining to shareholder elections into the Company’s advisory agreement with its external adviser, Ashford Inc., an entity for which Chairman Bennett also serves as Chairman and CEO. The provision imposes an outsized termination fee on the Company if shareholders elect a majority of directors not approved by the incumbent directors and thereafter Ashford Inc. elects to collect the fee. The litigation is ongoing.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Sessa Capital (Master), L.P. (“Sessa Capital”) and the other Participants (as defined below) have made a preliminary filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement and accompanying WHITE proxy card to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2016 annual shareholders meeting of Ashford Hospitality Prime, Inc. (“AHP”). The participants in the proxy solicitation are anticipated to be Sessa Capital, Sessa Capital GP, LLC, Sessa Capital IM, L.P., Sessa Capital IM GP, LLC, John E. Petry, Lawrence A. Cunningham, Philip B. Livingston, Daniel B. Silvers, and Chris D. Wheeler (collectively, the “Participants”).

SESSA CAPITAL STRONGLY ADVISES ALL STOCKHOLDERS OF AHP TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

As of the date of this release, Sessa Capital owned directly 2,330,726 shares of common stock, $0.01 par value (the “Common Stock”), of AHP and Philip B. Livingston owned 4,000 shares of Common Stock.

Sessa Capital GP, LLC, as a result of being the sole general partner of Sessa Capital, Sessa Capital IM, L.P., as a result of being the investment adviser for Sessa Capital, Sessa Capital IM GP, LLC, as a result of being the sole general partner of Sessa Capital IM, L.P., and John Petry, as a result of being the manager of Sessa Capital GP, LLC and Sessa Capital IM GP, LLC, may be deemed to be the beneficial owner of Common Stock owned directly by Sessa Capital.

Media Contacts:

Sard Verbinnen & Co

Dan Gagnier / Mark Harnett

212.687.8080

Daniel Goldstein

310.201.2040

Investor Contacts:

Innisfree M&A Incorporated

Scott Winter / Jonathan Salzberger

212.750.5833

2

SESSA CAPITAL FILES LAWSUIT AGAINST ASHFORD HOSPITALITY PRIME OVER

CHANGE IN CONTROL PROVISION

Claims “Proxy Penalty” Breaches Fiduciary Duty and Threatens to Penalize Shareholders

for Electing Non-Incumbent Directors

Highlights Growing Number of Corporate Governance Issues at Ashford Prime

Remains Committed to Nominating Control Slate of Five Highly Qualified Directors

at 2016 Annual Meeting

New York – February 3, 2016 – Sessa Capital (Master), L.P. (“Sessa”), owner of 8.2% of the outstanding common shares of Ashford Hospitality Prime, Inc. (NYSE: AHP) (“Ashford Prime” or the “Company”) and Ashford Prime’s third largest shareholder, today announced it has filed a lawsuit in the Circuit Court for Baltimore City, Maryland, against the Company. The suit seeks a ruling that the directors of Ashford Prime breached their fiduciary duties by inserting a change-in-control provision pertaining to shareholder elections (the “Proxy Penalty”) into the Company’s advisory agreement with the Company’s external adviser, Ashford Inc., an entity for which Monty Bennett, the Chairman and CEO of the Company, also serves as Chairman and CEO.

The Proxy Penalty imposes an outsized termination fee on the Company if shareholders elect a majority of directors not approved by the incumbent directors and thereafter Ashford Inc. elects to collect the fee. Sessa believes the Proxy Penalty is unjust and excessive, and is invalid and unenforceable under Maryland law. In the lawsuit, Sessa seeks an injunction prohibiting the Company from paying a termination fee triggered by shareholders choosing to elect new directors constituting a majority of the board.

John Petry, Sessa’s Founder and Managing Partner, stated, “We are disappointed that we had to resort to litigation to remove the Proxy Penalty. It should never have existed in the first place. We brought the litigation only after Ashford Prime failed to eliminate the Proxy Penalty in the coming election. Ashford Prime threatens to apply this massive termination fee to shareholder elections in a manner that undermines corporate democracy. From a corporate governance perspective, we feel that the Proxy Penalty is worse than a poison pill, because Ashford Prime’s directors and Ashford Inc. deliberately went around shareholders to create a contractual provision that financially coerces shareholders into supporting incumbents over ‘unapproved’ directors in an election.”

Petry continued, “Director elections are the primary safeguard that shareholders have against unresponsive directors, and the Proxy Penalty deters Ashford Prime shareholders from exercising their fundamental right to a fair election. Ashford Prime’s Board of Directors, by amending the advisory agreement with Ashford Inc. such that the losing directors can choose whether to approve their replacements or trigger a massive fee, has created an unfair election. Unfortunately, we are left with no

1

choice but to seek legal action to stop this self-serving conduct. We urge the Board to allow shareholders to vote for the directors of their choosing in a fair and open election.”

Petry added, “The number of corporate governance shortcomings at Ashford Prime continues to grow. Just yesterday, the Company enabled holders of its operating partnership units to purchase preferred voting shares of the Company for one penny per share. The recipients of this penny stock include Chairman Bennett, who stands to receive at least 1.27 million shares (for only $12,716), his father and other partners. In total, these new shares will represent approximately 13.3% of the Company’s voting interests, sold for $43,750.”

Petry concluded, “In October, Chairman Bennett said that the termination fee could be $4 to $5 per Company share. At the midpoint of this estimate, the fee would be almost $150 million, or nearly 50% of the Company’s market capitalization as of February 2, 2016. This estimated fee is approximately 17 times the $8.7 million base advisory fee paid to Ashford Inc., as reported in its most recent 10-K, and Sessa believes the termination fee is excessive and not customary for the industry. If Chairman Bennett’s numbers are correct, the Company would likely pay more to terminate the advisory agreement than it would pay in base fees for the remainder of the agreement’s entire 10-year term, based on the Company’s current market capitalization.”

As previously announced on January 15, 2016, Sessa has nominated a slate of five highly-qualified directors for election at the Company’s 2016 Annual Meeting of Stockholders. After the Company announced a strategic review process on August 28, 2015, Sessa communicated to the Company that a sale process on a level playing field for all potential bidders was the best way to maximize shareholder value. Yet nearly half a year later, the Company has provided neither meaningful action nor an update. Sessa continues to believe that the incumbent Ashford Prime Board has failed in its duties to Ashford Prime shareholders, and Sessa will defend its rights and the rights of all Ashford Prime shareholders.

Media Contacts:

Sard Verbinnen & Co

Dan Gagnier / Mark Harnett

212.687.8080

Daniel Goldstein 310.201.2040

Investor Contacts:

Innisfree M&A Incorporated

Scott Winter / Jonathan Salzberger

212.750.5833

#     #     #

2

SESSA CAPITAL COMMENTS ON ASHFORD HOSPITALITY PRIME’S SALE OF 13.3% VOTING RIGHTS TO CHAIRMAN, CHAIRMAN’S FATHER AND OTHER PARTNERS FOR $43,750

New York – February 2, 2016 – Sessa Capital (Master), L.P. (“Sessa”), owner of 8.2% of the outstanding common shares of Ashford Hospitality Prime, Inc. (NYSE: AHP) (“Ashford Prime” or the “Company”) and Ashford Prime’s third largest shareholder, today commented on the Company’s announcement that it has amended its operating partnership agreement to enable holders of its Operating Partnership units to purchase preferred voting shares of the Company for $.01 per share. These new shares will represent approximately 13.3% of Ashford Prime’s voting interests on a diluted basis.

John Petry, Sessa’s Founder and Managing Partner, stated: “We are deeply troubled by the actions of Ashford Prime’s Board of Directors, in the midst of a contested election, to bestow a significant block of voting shares on company-friendly hands. OP unitholders are not shareholders, but by giving them the right to vote alongside common shareholders who paid much more than $.01 per share for their stock, the incumbent directors created voting rights where none previously existed. The timing of this action makes it apparent the action was designed to help the incumbent directors hold their positions, including Ashford Prime’s Chairman Monty Bennett. Simply put, when faced with a proxy fight, Ashford Prime’s incumbent directors sold nearly 13.3% of the Company’s voting stock to a group of predominantly insiders for $43,750.”

Petry added, “To add insult to injury, not only has the Ashford Prime Board infringed on the rights of the Company’s common shareholders by diluting their voting power through the sale of voting shares to insiders for $.01 per share, the Company claims this extraordinary grant was somehow governance- enhancing. The need for new, highly-qualified directors, who will uphold their fiduciary duty and act in the interest of all shareholders, not just Mr. Bennett, has never been greater. Ultimately, we have confidence that Ashford Prime shareholders will judge these self-serving actions for themselves at the 2016 Annual Meeting.”

As previously announced on January 15, 2016, Sessa plans to nominate a slate of five highly-qualified directors for election at the Company’s 2016 Annual Meeting of Shareholders. Sessa’s nominees are Larry Cunningham, Phil Livingston, John Petry, Daniel Silvers and Chris Wheeler.

Media Contacts:

Sard Verbinnen & Co

Dan Gagnier / Mark Harnett

212.687.8080

Daniel Goldstein

310.201.2040

Investor Contacts:

Innisfree M&A Incorporated

Scott Winter / Jonathan Salzberger

212.750.5833

#     #     #     #

1

SESSA CAPITAL, ONE OF ASHFORD HOSPITALITY PRIME’S LARGEST SHAREHOLDERS, NOMINATES CONTROL SLATE OF FIVE HIGHLY QUALIFIED DIRECTOR CANDIDATES FOR ELECTION TO BOARD AT 2016 ANNUAL MEETING

Believes Overhaul of Board is Needed to Revive Stalled Strategic Review Process and

to Remedy Poor Corporate Governance and Conflicts of Interest

New York, NY, – January 15, 2016 – Sessa Capital (Master), L.P. (“Sessa”), owner of 8.2% of the outstanding common shares of Ashford Hospitality Prime, Inc. (NYSE: AHP) (“Ashford Prime” or the “Company”) and Ashford Prime’s third largest shareholder, today announced it will nominate a slate of five highly-qualified, independent directors for election at the Company’s 2016 Annual Meeting of Stockholders.

Sessa’s nominees will be Larry Cunningham, Phil Livingston, John Petry, Daniel Silvers and Chris Wheeler.

Sessa believes corporate governance failures have been an unshakable burden on Ashford Prime since it started trading as a public company in November 2013 and have only worsened over time. Therefore, Sessa has concluded that a sale process on a level playing field for all potential bidders is the best way to maximize value for all shareholders.

Despite a brief period of outperformance following the Company’s announcement of its decision to pursue strategic alternatives, the stock has since resumed the downward slide it has exhibited since it started trading.

Additionally, since Sessa’s initial investment, the Company has engaged in a number of conflict-of-interest transactions, reflecting poor corporate governance, and remained virtually silent on the status of the strategic review process announced by the Company on August 28, 2015. The Company’s actions appear to benefit Monty Bennett, the Chairman and CEO of the Company and Chairman and CEO of its external manager Ashford Inc., at the expense of all shareholders.

Despite Sessa’s repeated calls for the Company to address its corporate governance deficiencies and reverse the series of shareholder-unfriendly actions that have exacerbated the conflicts of interest inherent in Ashford Prime’s organizational structure, the Company has only made matters worse.

Since June 2015, Ashford Prime has:

•	Amended its advisory agreement with Ashford Inc., an entity dominated by Mr. Bennett, in an attempt to impose a large termination fee if shareholders elect directors not acceptable to Ashford Inc.;

1

•	Completed a share issuance dilutive to the Chairman’s own subsequent estimate of NAV[1] in order to purchase an asset at a cap rate much richer than its own properties are valued by the market; and

•	Purchased $16.6 million of stock in Ashford Inc. at a 59% premium at the time and an 88% premium to yesterday’s close.

The termination fee payable to Ashford Inc. undercuts the integrity of the strategic review process. Management has estimated the termination fee to be up to $5 per share, or nearly 50% of the Company’s $11.21 closing share price as of January 14, 2016. Quite simply, this fee makes a fair strategic process virtually impossible. The estimated fee is about 17 times the Company’s annualized base advisory fee paid to Ashford Inc. Sessa believes a customary fee in the industry would be less than 1/5 that amount. If management’s numbers are correct, the Company would likely pay more to terminate the advisory agreement than it would pay in base fees for the remainder of the agreement’s entire 10-year term based on the Company’s current market capitalization.

Rather than use the three separate renegotiations of the advisory agreement in the past two years to fix the problems relating to the fee, the Company’s Board appears to have conceded to amendments which, as a whole, have significantly broadened and worsened the fee – to the Company’s detriment and to Ashford Inc.’s benefit. In fact, the Bennett family’s potential ownership of more than half of Ashford Inc. leaves them the primary beneficiaries of this termination fee, with the Bennetts’ proportional interest in the termination fee approaching $100 million.

John Petry, Sessa’s Founder and Managing Partner, commented: “Having witnessed Ashford Prime’s Board and management disenfranchise shareholders and take one self-serving action after another, the time for change and accountability at the Board-level has come. In our view, the only chance for a successful, fair and transparent strategic alternatives process requires independent, highly-qualified directors to oversee its execution. Our slate is comprised of such individuals that are not beholden to Monty Bennett, who has presided over a loss of approximately 45% of the Company’s share value since trading began. Our slate, if elected, would immediately pursue all options for renegotiating the termination fee, addressing the potential conflicts of interest, accelerating the strategic review process and seeking to eliminate the Company’s persistent discount to its net asset value.”

Nominee Bios

Lawrence A. Cunningham	Lawrence A. Cunningham is an expert on corporate governance and related matters, having published over forty related research articles, as well as dozens of other works on matters of corporate governance in such periodicals as Directors & Boards, The New York Times, and The Wall Street Journal. He is the Henry St. George Tucker III Research

[1]	As discussed on the Company’s second quarter 2015 earnings conference call

2

Professor at The George Washington University Law School in Washington D.C. and Executive Board Member of the University’s Center for Law, Economics and Finance (C-LEAF), and the Director of C-LEAF in New York. Previously, Mr. Cunningham served as Associate Dean of Boston College Law School and Director of the Samuel and Ronnie Heyman Center on Corporate Governance at Cardozo School of Law in New York City. Consulting assignments have included corporate governance matters for companies such as Bacardi, Charter Communications, and the Securities Investor Protection Corporation. Prior to his twenty years of writing and teaching, Mr. Cunningham served as of counsel for Roberts, Sheridan & Kotel for seven years and practiced corporate law with Cravath, Swaine & Moore for six years, engaging in the areas of governance, securities, and mergers and acquisitions in both roles. Mr. Cunningham has also authored a number of books, including The Essays of Warren Buffett: Lessons for Corporate America, in collaboration with Warren Buffett. He is a Member of the Dean’s Council of Lerner College of Business of the University of Delaware and a recent nominee to the Editorial Board of the Museum of Financial History in New York. Mr. Cunningham received a Bachelor’s degree in economics from the University of Delaware and a J.D. from Cardozo School of Law in New York City.

Philip Livingston	Philip Livingston has significant public and private company board experience having served as a director for Broadsoft Corporation, Insurance Auto Auction, Cott Corporation, MSC Software and Seitel Inc. He is currently a director of SITO Mobile and Rand Worldwide Inc. and most recently served as Chief Executive Officer and a director of Ambassadors Group, a provider of People To People educational travel services from May 2014 to October 2015. Prior to joining Ambassadors Group, he was Chief Executive Officer of LexisNexis Web Based Marketing Solutions until October 2013. Previously, Mr. Livingston served as Chief Financial Officer for Celestial Seasonings, Inc., Catalina Marketing Corporation and World Wrestling Entertainment. From 1999 to 2003 he served as President of Financial Executives International, the leading professional association of chief financial officers and controllers. In that role he led the organization’s support of regulatory and corporate governance reforms culminating in the Sarbanes-Oxley Act. Mr. Livingston earned a BA in Business Management and a BS in Government and Politics from the University of Maryland and a MBA in Finance and Accounting from the University of California, Berkeley.

John Petry

John Petry founded Sessa Capital in November 2012 and is the sole portfolio manager responsible for portfolio management, risk management, and overseeing research. Prior to launching Sessa Capital, Mr. Petry was a Principal at Columbus Hill Capital Management from November 2010 to February 2012, an opportunistic credit hedge fund that focused on distressed investing. Previously, he was a Partner at

3

Gotham Capital from 1997 to October 2010, where he employed a value-based approach to investing. During that time, Mr. Petry managed hedge fund Sissa Capital. Prior to Gotham Capital, he was an Analyst at Opus Capital, a value-oriented hedge fund, from 1995 to 1997 and an Associate at Conning and Company from 1993 to 1995. Mr. Petry graduated from University of Pennsylvania, Wharton School, with a B.S in Economics in 1993.

Daniel B. Silvers	Daniel B. Silvers brings significant operational and investing experience in the hospitality sector. He is the Founder and Managing Member of Matthews Lane Capital Partners LLC. He currently serves on the boards of directors of Forestar Group Inc. and India Hospitality Corp. He has previously served on the boards of directors of International Game Technology, Universal Health Services, Inc. and bwin.party digital entertainment plc, as well as serving as President of Western Liberty Bancorp, an acquisition-oriented company which bought and recapitalized Service1st Bank of Nevada, a community bank in Las Vegas, NV. In 2015, Mr. Silvers was featured in the National Association of Corporate Directors’ “A New Generation of Board Leadership: Directors Under Age 40” list of emerging corporate directors. Prior to founding Matthews Lane, Mr. Silvers was the President of SpringOwl Asset Management LLC, having joined a predecessor entity in 2009. Previously, Mr. Silvers was a Vice President at Fortress Investment Group, a leading global alternative asset manager, where he worked from 2005 to 2009. Prior to joining Fortress, he was a senior member of the real estate, gaming and lodging investment banking group at Bear, Stearns & Co. Inc., where he worked from 1999 to 2005. Mr. Silvers holds a B.S. in Economics and an M.B.A. in Finance from The Wharton School of the University of Pennsylvania. He has also received a Corporate Governance certification through the Director Education & Certification Program at the UCLA Anderson School of Management. Mr. Silvers is active in a number of not-for-profits, including Horace Mann School, University of Pennsylvania and UJA-Federation of New York.

Chris D. Wheeler	Chris D. Wheeler has over thirty-five years of experience in real estate M&A, development, management and financing. He is the former Chairman and Chief Executive Officer of Gables Residential Trust, a publicly-traded multifamily REIT, which was sold to ING Clarion in 2005 for $2.8 billion. Most recently, Mr. Wheeler served as a senior real estate advisor to the CEO of a family office and to the senior executives of a Fortune 50 company. Previously, Mr. Wheeler worked at Trammell Crow in a number of roles, most recently as Group Managing Partner for Trammell Crow Residential where he oversaw its multifamily residential operations throughout the Southeast, Mid-Atlantic and Northeast regions. He formerly served as Director on the Executive Committee of the National Multi Housing Council (NMHC) and on the Board of

4

Governors for the National Association of Real Estate Investment Trusts (NAREIT). Mr. Wheeler graduated with honors from California Institute of Technology with a degree in applied physics and received an MBA from Harvard Business School.

Media Contacts:

Sard Verbinnen & Co

Dan Gagnier / Mark Harnett

212.687.8080

Daniel Goldstein

310.201.2040

Investor Contacts:

Innisfree M&A Incorporated

Scott Winter / Jonathan Salzberger

212.750.5833

#     #     #     #

5

SESSA CAPITAL (Master), L.P.,	*	IN THE

Plaintiff,	*	CIRCUIT COURT

v.	*	FOR

MONTY J. BENNETT, et al.,	*	BALTIMORE CITY

Defendants.	*	CASE NO.: 24-C-16-000557 OG

*            *             *            *            *            *             *            *            *             *            *            *            *

PLAINTIFF’S MEMORANDUM OF LAW IN SUPPORT OF

MOTION FOR PRELIMINARY INJUNCTION

INTRODUCTION			1

STATEMENT OF RELEVANT FACTS			4

A.	The Parties and their Interests		4

B.	The Board Entrenches Itself By Adopting The Proxy Penalty		6

C.	The Board Fails To Approve The Sessa Candidates And Neutralize The Proxy Penalty		11

ARGUMENT			14

A.	The Preliminary Injunction Standard		14

B.	Plaintiff Is Likely To Succeed On The Merits		16

	1.	Defendants’ Failure To Approve The Sessa Candidates Is A Continuing Breach Of The Fiduciary Duty Of Loyalty	16

	2.	The Director Defendants Cannot Demonstrate A Compelling Justification For Their Failure To Approve The Sessa Candidates And Neutralize The Proxy Penalty	22

C.	The Balance Of Convenience Requires Issuing The Injunction		28

D.	Plaintiff Will Suffer Irreparable Harm Unless The Injunction Is Granted		29

E.	The Public Interest Weighs In Favor Of Granting The Injunction		32

CONCLUSION			34

- i-

Table of Authorities

Cases

Aprahamian v. HBO & Company, 531 A.2d 1204 (Del. Ch. 1987)	17, 19

BAA, PLC v. Acacia Mut. Life Ins. Co., 400 Md. 136, 158 (2007)	18

Blasius Indus., Inc. v. Atlas Corp., 564 A.2d 651 (Del. Ch. 1988)	passim

Brown v. McLanahan, 148 F.2d 703, 708-709 (4th Cir. 1945)	27

Coffman v. Maryland Publ’g Co., 167 Md. 275, 289 (1934)	16

Daniels v. New Germany Fund, Inc., No. MJG-05-1890, 2006 U.S. Dist. LEXIS 96145, *10 (D. Md. Mar. 26, 2006)	19

DMF Leasing, Inc. v. Budget Rent-A-Car of Maryland, Inc., 161 Md. App. 640, 649 (2005)	15

Fogle v. H&G Restaurant, Inc., 337 Md. 441, 455-56 (1995)	14

Hamot v. Telos Corp., No. 24-C-07-005603 (Cir. Ct. 8th JC, June 27, 2008)	32

In re MONY Group Inc., S’holder Litig., 852 A.2d 9, 32 (Del. Ch. 2004)	31

Kallick v. SandRidge Energy, Inc., 68 A.3d 242 (Del. Ch. 2013)	passim

Kann v. Kann, 344 Md. 689, 713 (1997)	16

Kenney v. Morgan, 22 Md. App. 698, 713-14 (1974)	18

Kramer v. Liberty Prop. Trust, 408 Md. 1, 24 (2008)	20

In re Laureate Educ., Inc., No. 24-C-07-000664, 2007 Md. Cir. Ct. LEXIS 11 (June 26, 2007)	16

Lerner v. Lerner, 306 Md. 771, 776-77 (1986)	14

Luther v. C. J. Luther Co., 94 N.W. 69, 73 (Wisc. 1903)	27

Malone v. Brincat, 722 A.2d 5, 14 (Del. 1998)	28

Maryland Trust Co. v. Tulip Realty Co., 220 Md. 399, 412-13 (1959)	15

Maryland-National Capital Park & Planning Comm’n v. Washington Nat’l Arena, 282 Md. 588, 616 (1977)	30

MM Cos. v. Liquid Audio, Inc., 813 A.2d 1118, 1127 (Del. 2003)	18, 19

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Mottu v. Primrose, 23 Md. 482, 499-500 (1865)	17

Pontiac Gen. Emps. Ret. Sys. v. Healthways, Inc., No. 9789-VCL, at *72-73 (Del. Ch. Nov. 3, 2014)	31

San Antonio Fire & Police Pension Fund v. Amylin Pharmaceuticals, Inc., 983 A.2d 304 (Del. Ch. 2009)	20

Shaker, et al. v. Foxby Corp., et al., No. 24-C-04-007613, 2005 Md. Cir. Ct. LEXIS 16, *15 (Mar. 15, 2005)	passim

Shenker v. Laureate Educ., Inc., 411 Md. 317, 337-39 (2009)	3, 16, 17, 18

State Comm’n On Human Relations v. Talbot Cnty. Det. Ctr., 370 Md. 115, 140 (2002)	30

Storetrax.com, Inc. v. Gurland, 397 Md. 37, 53-54 (2007)	16, 17

Sutton Holding Corp. v. DeSoto, Inc., C. A. No. 12051, 1991 Del. Ch. LEXIS 85 (Del. Ch. May 14, 1991)	24, 33

Statutes

Md. Code Ann., Corps & Ass’n § 2-405.1(a)	16, 18

Md. Code Ann., Corps. & Ass’ns § 2-404(b)	17

- iii-

SESSA CAPITAL (Master), L.P.,	*	IN THE

Plaintiff,	*	CIRCUIT COURT

v.	*	FOR

MONTY J. BENNETT, et al.,	*	BALTIMORE CITY

Defendants.	*	CASE NO.: 24-C-16-000557 OG

*            *             *            *            *            *             *            *            *             *            *            *            *

PLAINTIFF’S MEMORANDUM OF LAW IN SUPPORT OF

MOTION FOR PRELIMINARY INJUNCTION

Plaintiff, Sessa Capital (Master), L.P. (“Sessa” or the “Plaintiff”), by its attorneys, respectfully submits this Memorandum of Law (the “Memorandum”) in support of its Motion for Preliminary Injunction, pursuant to Maryland Rules 15-501, et seq., (the “Motion”) for an order that the board of directors (the “Board”) of Ashford Hospitality Prime, Inc. (“Ashford Prime” or the “Company”) and the individual directors that compose the Board (the “Director Defendants”) stop violating their fiduciary duties and approve Sessa’s nominees for the Board.

INTRODUCTION

Sessa is a shareholder of Ashford Prime and has announced its intention to nominate five new directors (the “Sessa Candidates”) to the seven member Board of Ashford Prime and seeks to let Ashford Prime shareholders exercise their right to vote freely for the directors of their own choice. The Director Defendants1 have a different plan and are obstructing the voting rights of the shareholders.

Facing increased scrutiny from shareholders, and concerned about the possible results of free shareholder voting, the Director Defendants and the Company’s outside advisor, Defendant

[1]	The Director Defendants are Monty J. Bennett, Douglas A. Kessler, Stefani D. Carter, Curtis B. McWilliams, W. Michael Murphy, Matthew D. Rinaldi, and Andrew Strong.

Ashford Inc., inserted an expanded definition of the term “Company Change of Control” in the “Termination Fee” provision of the Company’s advisory agreement with Ashford Inc., creating what hereinafter will be referred to as the “Proxy Penalty.”2 The Proxy Penalty provides that, if Ashford Prime shareholders vote to replace a majority of the incumbent Board, Defendant Ashford Inc. can terminate the advisory agreement, and impose a penalty, in the form of a Termination Fee on Ashford Prime. The Termination Fee was estimated by Defendant Bennett to be $4.00 to $5.00 per fully diluted Ashford Prime share; at $4.50 per share the amount would be almost $150 million but could be more, approximately half of the Company’s current equity value. However, under the terms of the Proxy Penalty, if the incumbent Board “approves” the Sessa Candidates for the limited purposes of the agreement, then the Proxy Penalty is neutralized, and no Termination Fee may be imposed. In short, the Board itself controls whether the $150 million penalty will or will not be imposed in the context of the Sessa Candidates’ running for the Board.

If the Director Defendants simply “approve” the Sessa Candidates for the limited purposes of the agreement, then Company shareholders will be able to fairly consider the competing candidates without fear of imposition of a penalty as a result of how they choose to vote. “Approval” does not constitute a recommendation of the Sessa Candidates to Ashford Prime’s shareholders, but instead is an action only relevant for purposes of the agreement between Ashford Prime and Ashford Inc. Approval will permit shareholders to evaluate the Sessa Candidates on an equal footing without the fear that their election could potentially result

[2]

The Proxy Penalty is similar to a “proxy put” or “poison put,” which is a contractual provision in a financing instrument that allows the lender to accelerate the debt owed by the company if the majority of the company’s incumbent board is ousted as the result of a proxy contest. Some proxy puts include a provision that allows the incumbent board to “approve” the dissident slate and disable the proxy put. The recently adopted Proxy Penalty in this case operates in the same fashion. The Proxy Penalty in this instance is far more egregious than a traditional proxy put because the Proxy Penalty was inserted into an agreement with a related company – so much so that the same individual, David A. Brooks (“Brooks”), signed the agreement for all parties. Ashford Prime did not ask shareholders to approve the Proxy Penalty.

in a drastic financial penalty on the Company. But the incumbent Director Defendants apparently do not want a fair election. Instead, in a breach of their duty of loyalty, the Director Defendants approved the Proxy Penalty and have failed to “approve” the Sessa Candidates.

“Directors of Maryland corporations stand in a fiduciary relationship to the corporations that they manage and the shareholders of those corporations, a relationship that imposes on directors duties of care, loyalty, and good faith.” Shenker v. Laureate Educ., Inc., 411 Md. 317, 337-39 (2009). And this Court has held when a shareholder demonstrates that acts of the board of directors violate shareholder voting rights or confer an advantage to any slate of candidates, absent a compelling justification, such actions represent a breach of fiduciary duty that Maryland courts must exercise their equity jurisdiction to invalidate. Shaker, et al. v. Foxby Corp., et al., No. 24-C-04-007613, 2005 Md. Cir. Ct. LEXIS 16, *15 (Mar. 15, 2005).

Plaintiff brings this motion to seek a narrow preliminary order to require the Board to “approve” the Sessa Candidates for limited purposes and allow the upcoming board of directors election to take place on a level playing field. Plaintiff seeks relief now because the contest for shareholder votes has begun and the annual meeting at which the director election will occur has historically been held in May for Ashford Prime and its former parent (the Company has not yet announced the actual date of the meeting). This relief must be provided early enough for a fair election to be had at the meeting which must include time to allow the shareholders to receive information about all the candidates, to fairly consider each, and to allow the Sessa Candidates to seek proxy votes on a level playing field. With Sessa’s filing of its preliminary proxy statement with the SEC on February 12, 2016, the election campaign for directors has begun. An election’s fairness is determined not only by what occurs on the date of the vote; it also depends on the candidates’ ability to campaign, inform, and refute misinformation which could otherwise determine the election’s result. Even if the Company contrives a reason to move its traditional May annual meeting date to a later date in 2016, the election campaign is now underway and shareholders deserve clarity during the current campaign period as to whether they can support a dissident slate without a massive economic penalty. Thus, immediate relief is necessary. Absent a preliminary injunction, Ashford Prime’s shareholders will be permanently deprived of the opportunity to evaluate the Sessa Candidates on the merits, and vote on a fully informed basis.

Below, Plaintiff presents facts in support of this Motion, and demonstrates the Director Defendants’ breach of their fiduciary duties. As a result of that breach, the Court should issue a preliminary injunction pursuant to Maryland Rule 15-501, et seq. Plaintiff has also propounded discovery to the Defendants – and has moved to shorten the time to respond to that discovery – and will appropriately supplement the record at or before the hearing on this Motion.

STATEMENT OF RELEVANT FACTS

A.	The Parties and their Interests

Ashford Hospitality Trust, Inc. (“Ashford Trust”) is a Maryland corporation, formed in 2003, and is qualified as a real estate investment trust. See Exhibit 1, Ashford Trust Form 10-K for the fiscal year ended December 31, 2014, at pgs. 2-3. In November 2013, Ashford Trust spun-off Ashford Prime, which resulted in Ashford Prime becoming a publicly traded company. See Exhibit 2, Ashford Prime Form 10-K for the fiscal year ended December 31, 2014, at pg. 4. In November 2014, Ashford Trust completed a spin-off of its asset management business, which resulted in Ashford Inc. becoming a publicly traded company. See Exhibit 1 at pg. 3. Ashford Inc. provides advisory services to Ashford Trust and Ashford Prime through Ashford Hospitality Advisors LLC (“Ashford Advisors”), a Delaware limited liability company. See Exhibit 3, Ashford Inc. Form 10-K for the fiscal year ended December 31, 2014, at pg. 3. Ashford Advisors is a subsidiary of and the operating company of Ashford Inc. Id.

Ashford Trust, Ashford Prime, and Ashford Inc. have a common chairman of their respective boards of directors (Defendant Bennett), and the officers and senior management for all three entities are the same (Defendant Bennett is Chief Executive Officer of each entity, Defendant Kessler is President of each entity and a director of Ashford Prime, Brooks is Chief Operating Officer of each entity, and Deric Eubanks is Chief Financial Officer of each entity). See Information listed on Ashford Trust, Ashford Prime, and Ashford Inc. websites, attached collectively as Exhibit 4.

As of March 10, 2015, Bennett was the beneficial owner of 1,308,207 shares (5.23%) of the outstanding shares of Ashford Prime’s common stock, and the beneficial owner of 6,587,246 shares (6.2%) of the outstanding shares of Ashford Trust’s common stock. See Exhibit 5, Ashford Prime, Schedule 14A, filed on April 17, 2015, at 26; Exhibit 6, Notice of Annual Meeting of Stockholders of Ashford Trust, at pg. 52. As of January 22, 2016, Bennett was the beneficial owner of 221,172 shares (11%) of the outstanding shares of Ashford Inc.’s common stock, and stood to receive another 195,570 shares (8.9%) under a deferred compensation plan. See Exhibit 7, Ashford Inc. Schedule 14A, filed on January 27, 2016, at pg. 104. In addition, as of January 22, 2016, Bennett’s father owned 4.2% of Ashford Inc.’s common stock. Id. Under a merger agreement announced in September 2015 that is pending shareholder approval, Bennett and his father’s ownership of Ashford Inc. could increase substantially. See Exhibit 8, Ashford Inc., Schedule 14A, filed on January 27, 2016. Kessler is the President and a Director of Ashford Prime. See Exhibit 4. He is also the President of both Ashford Trust and Ashford Inc. Id. As of January 22, 2016, Kessler was the beneficial owner of 32,411 shares (1.6%) of the outstanding shares of Ashford Inc.’s common stock. See Exhibit 7 at pg. 104.

Sessa has been a shareholder of the Company since March 9, 2015, beneficially owns approximately 8.2% of the Company’s common stock, and is one of the Company’s largest stockholders. Sessa has made Schedule 13D filings with the SEC since acquiring more than 5% of the Company’s common stock on August 25, 2016, and on January 15, 2016, Sessa notified the Company that Sessa intended to nominate five candidates for election to the Company’s seven member Board. On February 12, 2016, Sessa filed its preliminary proxy statement with the SEC in connection with Sessa’s solicitation of proxies for the Company’s 2016 annual meeting of stockholders.

B.	The Board Entrenches Itself By Adopting The Proxy Penalty

On November 19, 2013, Ashford Prime, Ashford Hospitality Prime Limited Partnership (“Ashford Hospitality”) and Ashford Advisors entered into an Advisory Agreement. See Exhibit 9, Advisory Agreement (Ex. 10.2), Ashford Prime Form 8-K, dated November 19, 2013. Ashford Hospitality is a Delaware limited partnership and is Ashford Prime’s operating partnership. Pursuant to the Advisory Agreement, Ashford Advisors provided certain advisory services to Ashford Prime and Ashford Hospitality. Id. The Advisory Agreement was executed on behalf of Ashford Prime by Brooks, Chief Operating Officer. Id. Brooks also executed the Advisory Agreement on behalf of Ashford Hospitality Prime OP General Partner, LLC, the general partner of Ashford Hospitality, and on behalf of Ashford Advisors. Id.

Among other things, the Advisory Agreement set forth the compensation to be paid by Ashford Prime for services rendered. See Exhibit 9, Advisory Agreement at Section 6. The Advisory Agreement also established a “Termination Fee” payable to the Ashford Advisors, in cash, if Ashford Advisors elected to terminate the agreement upon certain “Company Change of

Control” events. See Exhibit 9, Advisory Agreement at Section 16(d). Notably to this action, neither the identity nor the election of directors was relevant to what constituted a Company Change of Control, and therefore a change of directors would not trigger the right to terminate and payment of a Termination Fee. See Exhibit 9, Advisory Agreement at 16(a). Two amended Advisory Agreements followed in May and November of 2014. See Exhibit 10, Amended and Restated Advisory Agreement (Ex. 10.1), Ashford Prime Form 8-K, dated May 13, 2014; Exhibit 11, Second Amended and Restated Advisory Agreement (Ex. 10.1), Ashford Prime Form 10-Q, dated November 7, 2014. Again, neither amendment included or dealt with the identity of the directors of the Company or included the election of new and unapproved directors within the definition of Company Change of Control. See Exhibit 10 at Section 16; Exhibit 11 at Section 16.

The motivation that led to the Board’s eventual insertion of the Proxy Penalty can be traced to Ashford Prime’s 2014 annual meeting. At the annual meeting, shareholders supported a non-binding resolution (“Proposal 3”) to opt out of the Maryland Unsolicited Takeover Act (“MUTA”). See Exhibit 12, Ashford Prime Form 8-K, dated May 13, 2014. Opting out of the MUTA eliminates certain barriers to a change in control. A year later, the Company opted out of the MUTA. See Exhibit 13, Ashford Prime Form 8-K, dated May 12, 2015. In the meantime, in February 2015, the Board adopted a proposal to restrict shareholders from nominating directors. The proposal would have required that only shareholders holding 1% or more of the Company’s stock continuously for at least one year would be eligible to nominate directors. See Exhibit 13 at Proposal 5. At the Company’s annual meeting in May 2015, this proposal was soundly rejected by the Company’s shareholders, with 80% of the voting shareholders opposing the proposal. Id.

Just weeks after the rejection of the Board’s proposal to limit director nominations and after Proposal 3 was finally adopted by the Board to eliminate certain barriers to a change of control, on June 10, 2015, Ashford Prime executed a Third Amended and Restated Advisory Agreement (the “Third Amended Advisory Agreement”). See Exhibit 14, Third Amended and Restated Advisory Agreement (Ex. 10.1), Ashford Prime Form 8-K, dated June 10, 2015. Ashford Inc., and Ashford Advisors, as the operating company of Ashford Inc., were parties to the Third Amended Advisory Agreement and were defined collectively as the “Advisor.”3 Id. Brooks executed the Third Amended Advisory Agreement on behalf of Ashford Prime (as Chief Operating Officer), Ashford Advisors (as Chief Operating Officer), and Ashford Inc. (as Chief Operating Officer). Id.

In a dramatic departure from the three previous advisory agreements, the Third Amended Advisory Agreement included an expanded definition of the term Company Change of Control that created the extraordinary and onerous “Proxy Penalty.” Section 12(f) of the Third Amended Advisory Agreement added, to the events that constitute a Company Change of Control, the following:

(iv) during any five-year period, the members of the Board of Directors of the Company change such that the members who constitute the Board of Directors on the Effective Date [June 10, 2015] (the “Company Incumbent Board”) no longer constitute at least a majority of the board of the Company; provided, however, that any individual becoming a director after the Effective Date whose election to the board is approved or recommended to stockholders of the Company by a vote of at least a majority of the Company Incumbent Board shall be considered as though such individual were a member of the Company Incumbent Board.

(emphasis added). See Exhibit 14, Third Amended Advisory Agreement at pg. 26.

Rather than seeking shareholder approval for the Proxy Penalty at the 2015 Annual Meeting, Defendants unilaterally imposed it on the Company. See Exhibit 13.

[3]	Ashford Inc. was not a party to the original Advisory Agreement or the first two amended agreements because it had not yet been spun off from Ashford Trust. Ashford Advisors is a subsidiary of Ashford Inc.

Since adopting the Proxy Penalty, Defendants have been unable or unwilling to state clearly the potential cost of the Termination Fee under the Third Amended Advisory Agreement.4 Initially, on August 7, 2015, Defendant Bennett stated the Termination Fee was as low “as a buck and change” per share of Ashford Prime. See Exhibit 15, Second Quarter Earnings Call, August 7, 2015, at pg. 6, http://seekingalpha.com/article/3416576-ashford-hospitality-trusts-aht-ceo-monty-bennett-on-q2-2015-results-earnings-call-transcript?part=single. At the same time, Defendant Bennett said “[w]hat it is at any specific time is something that we’d have to go through at that specific time and go through this whole analysis, which is something that we haven’t done.” Id.

Subsequently, during an investor presentation on October 20, 2015, Defendant Bennett stated that the “management team, without speaking on behalf of the Ashford Prime Board,” estimated that the amount of the Termination Fee was in the range of $4 to $5 per fully diluted share. See Webcast Replay of Ashford Investor & Analyst Day, October 20, 2015, available at http://www.snl.com/IRWebLinkX/corporateprofile.aspx?iid=4384791. A Termination Fee of $5 would be approximately 50% of the closing price, $9.83, of Ashford Prime’s shares on February 12, 2016. At $4.50 per fully diluted share, the midpoint of Defendant Bennett’s range, the estimated Termination Fee is almost $150 million. By comparison, Ashford Prime paid Ashford Inc. $8.7 million in base advisory fees during 2014 (2015 results have not been released). See Exhibit 16, Ashford Prime 2014 Annual Report at pg. 79.

The purpose of the change was to make board changes economically ruinous (at the incumbent Board’s discretion) and thereby to entrench the Director Defendants at the expense of

[4]	A board of directors can never sell its fiduciary duties, but particularly cannot sell the shareholders’ fundamental right to choose the directors of the corporation. Thus, any consideration Ashford Prime may claim to have received from Ashford Inc. in the Third Amended Advisory Agreement cannot be used to justify the Defendant Directors breaching their fiduciary duty by adopting the Proxy Penalty.

the shareholder franchise. Under this change, if non-incumbent directors are elected to the Board and become a majority, a Company Change of Control event occurs that permits Ashford to terminate the Third Amended Advisory Agreement and trigger payment of a Termination Fee. See Exhibit 14 at Sections 12(d) and 12(f). If Ashford decides it does not want to provide services to Ashford Prime, and therefore terminates the Third Amended Advisory Agreement, Ashford nevertheless would be rewarded for its nonservice by receiving a Termination Free – a $150 million windfall payment that requires it to provide no further services. Id.

But, Ashford Prime has an easy way to prevent the imposition of such a steep penalty. The Termination Fee is not triggered if a majority of the incumbent Board approves or recommends the Sessa Candidates. See Exhibit 14, Section 12(f) at pg. 26. Because the provision is in the disjunctive, a recommendation by the incumbent Board is not required – the incumbent Board can simply approve the competing candidates for the limited purposes of the Third Amended Advisory Agreement, without recommending the Sessa Candidates to shareholders. The incumbent Board, despite approving the candidates, can campaign as intensely as it wishes against those candidates but, if the Sessa Candidates are elected, such approval means the Company is not faced with the risk of having to pay a Termination Fee.

More egregiously, the Proxy Penalty was not the result of the Board acquiescing to the demands of an unrelated party in an arms-length negotiation. Instead, the shared management of Ashford and Ashford Prime colluded to insert the Proxy Penalty, with the shared intent to entrench the incumbent directors, and in turn ensure that, if the directors were to be ousted, Ashford would receive the potential financial windfall of a $150 million Termination Fee, a windfall that would be shared among the Director Defendants that own substantial stock of Ashford Inc.5 See Exhibit 4 and Exhibit 7.

[5]	As noted above, Bennett owns a greater percentage of stock in Ashford Inc. stock than he does in Ashford Prime. He stands to significantly increase his ownership of Ashford Inc. stock if the pending transaction between Ashford Inc., Remington Holdings, LP and related entities is consummated. See Exhibit 7 and Exhibit 8.

C.	The Board Fails To Approve The Sessa Candidates And Neutralize The Proxy Penalty

On January 15, 2016, Sessa delivered to the Company a Notice of Proposed Nominees for Election to the Board of Directors (the “Sessa Notice”). The Sessa Notice advised Ashford Prime that Sessa intended to nominate five qualified individuals to the seven member Board of Ashford Prime: John E. Petry, Lawrence A. Cunningham, Philip B. Livingston, Daniel B. Silvers, and Chris D. Wheeler. See Exhibit 17, Sessa Notice.

•	Mr. Petry holds a B.S. in Economics from the Wharton School at the University of Pennsylvania. In addition, he was a partner at Gotham Capital for 13 years before founding Sessa Capital in 2012.

•	Mr. Cunningham is the Henry St. George Tucker III Research Professor at The George Washington University Law School. He also serves on the Executive Board of the George Washington University for Law, Economics and Finance (“C-LEAF”) and the Director of C-LEAF in New York. Mr. Cunningham was previously Associate Dean of Boston College Law School and Director of the Samuel and Ronnie Heyman Center on Corporate Governance at Cardozo School of Law.

•	Mr. Livingston holds an MBA in Finance and Accounting from the University of California, Berkeley, currently serves as a director at Rand Worldwide, Inc., and has served on several public company boards. In the past he served as Chief Executive Officer of Ambassadors Group, Inc., and as Chief Executive Officer of LexisNexis Web Based Marketing Solutions.

•	Mr. Silvers holds a B.S. in Economics and an MBA from The Wharton School at the University of Pennsylvania as well as a Corporate Governance Certification from the Director Education & Certification Program at the UCLA Anderson School of Management. He is currently the Managing Member of Matthews Lane Capital Partners, LLC. He has served on the boards of International Game Technology, Universal Health Services Inc., and bwin.party digital entertainment plc. In the past, he served as President of SpringOwl Asset Management, LLC, and President of Western Liberty Bankcorp. From 1999-2005, Silvers worked as a senior member of the real estate, gaming and lodging investment banking group at Bear, Stearns & Co., Inc.

•	Mr. Wheeler graduated from the California Institute of Technology with a degree in applied physics and holds an MBA from Harvard Graduate School of Business. He is currently a partner at Triton Atlantic Partners, LLC, a real estate development and management company specializing in acquiring, developing, and managing residential, resort, multi-family and commercial projects in the United States and the Caribbean. In the past Mr. Wheeler previously served as Chairman and Chief Executive Officer of Gables Residential Trust, a real estate investment trust formerly listed on the NYSE that specialized in the development and management of multifamily residences.

The Sessa Candidates are well-qualified to serve on Ashford Prime’s Board. See Exhibit 17 (The notice includes a more detailed description of the qualifications of the candidates.)

The Sessa Notice complied with the notice requirements of Article I, Section 11 of the Bylaws of Ashford Prime. See Exhibit 18. In the Sessa Notice, Sessa also requested that the Board approve the Sessa Candidates so that the election of the Sessa Candidates, if they were to prevail at the annual meeting and constitute a majority of the Board, would not trigger the Proxy Penalty. See Exhibit 17. Essentially, Sessa simply requested that the Sessa Candidates have a fair opportunity to run for election, without the looming financial guillotine of the Proxy Penalty poised over the necks of the voters.

The Sessa Notice requested such approval be made by February 1, 2016. See Exhibit 17. Despite Sessa’s request, and despite Sessa’s compliance with the notice provisions in the Company’s Bylaws, the Director Defendants have failed to approve the Sessa Candidates. Instead, in an unsurprising attempt to erect further hurdles and delay approval of the Sessa Candidates, the Board requested additional information with regard to the Sessa Candidates. See Exhibit 19, Letter, dated January 26, 2016, from Ashford Prime to Sessa. The request for additional information sought details that are not relevant to the Board’s obligation to ensure that shareholders can freely exercise their franchise. Id. Sessa nevertheless provided the additional information, to the extent it could be provided, but the Director Defendants responded by requesting meetings to “further evaluate” the Sessa Candidates. See Exhibit 20, Letter, dated February 3, 2016, from Sessa to Ashford Prime, and Exhibit 21, Letter, dated February 4, 2016, from Ashford Prime to Sessa. The request is simply the latest in a series of actions and inactions taken by the Director Defendants to disenfranchise the shareholders and entrench the Director Defendants. Sessa has responded seeking an explanation of the purpose and objectives of any further evaluation by the Director Defendants. See Exhibit 22, Letter, dated February 11, 2016, from Sessa to Ashford Prime.

To date, the Director Defendants have not approved the Sessa Candidates, nor have they acknowledged the validity of the nominations, having publicly referred to the Sessa Notice as “purported.” See Exhibit 23, Ashford Prime Press Release, dated January 15, 2016. They have, however, made it abundantly clear that they are willing to resort to artifice to ensure a fixed election – they have publicly described the nomination of the Sessa Candidates in an SEC filing as something that could “negatively affect” Ashford Prime, in part because the election of the Sessa Candidates “would allow” Ashford Inc. to demand the Termination Fee. Defendants fail to mention that they only have to approve the Sessa Candidates for limited purposes to neutralize the Proxy Penalty. See Exhibit 24, Ashford Prime Form S-3, filed February 4, 2016, at pg. 12.

The tactics used by the Board provide compelling evidence of the need for immediate injunctive relief. With the director election only a few months away, it is obvious that the Board intends to delay approving the Sessa Candidates for as long as possible in order to impede Sessa’s solicitation of proxies, create and foster doubt about the impact of electing the Sessa Candidates, and prevent a fair election process, and possibly withhold approval entirely in an effort to coerce shareholders to vote for the incumbent directors.

ARGUMENT

A.	The Preliminary Injunction Standard

Maryland courts review four factors to determine whether to grant a preliminary injunction: the likelihood that the plaintiff will succeed on the merits, the “balance of convenience,” whether the plaintiff will suffer irreparable injury without the injunction, and the public interest. Fogle v. H&G Restaurant, Inc., 337 Md. 441, 455-56 (1995). The court should not view each factor in isolation; rather, the court weighs all factors together in deciding whether to grant injunctive relief. Lerner v. Lerner, 306 Md. 771, 776-77 (1986). While mandatory injunctions should be cautiously issued, such injunctions are available when the injury is not compensable in damages, and the court should consider the relative convenience or inconvenience that will result to the parties from granting or refusing such relief. Maryland Trust Co. v. Tulip Realty Co., 220 Md. 399, 412-13 (1959). As the balance of convenience tilts towards the moving party, the importance of demonstrating the likelihood of success declines. DMF Leasing, Inc. v. Budget Rent-A-Car of Maryland, Inc., 161 Md. App. 640, 649 (2005).

Application of this test to the facts of this case demonstrates that the Court must grant a preliminary injunction. The Director Defendants have committed, and continue to commit, a material breach of fiduciary duty, and as a result, it is more than likely that Plaintiff will prevail on the merits. The balance of convenience strongly weighs in favor of granting the injunction. The only inconvenience possibly suffered by the Defendants if they approve the Sessa Candidates would be that the incumbent Board would be required to participate in a fair election. In contrast, if Plaintiff’s motion is denied, Plaintiff will suffer immediate, substantial, and irreparable harm. The fundamental right of Plaintiff and other shareholders to a fair election process and to freely exercise the shareholder franchise will be violated, as the Plaintiff and the other shareholders will be forced to choose between voting for the Sessa Candidates and exposing Ashford Prime to financial calamity via the Proxy Penalty, or voting for the nominees of the incumbent Board, further entrenching the incumbent Board at the continued expense of the shareholders’ franchise rights. If the injunction is not granted, and the election process commences under the looming threat of the Proxy Penalty, then the violation of the right of Plaintiff and the other shareholders to the free exercise of the shareholder franchise will be infringed. Such a violation is not compensable with monetary damages. Finally, the public interest is benefitted by ensuring fair shareholder elections and the integrity of the corporate democracy.

B.	Plaintiff Is Likely To Succeed On The Merits

1.	Defendants’ Failure To Approve The Sessa Candidates Is A Continuing Breach Of The Fiduciary Duty Of Loyalty

To sustain a cause of action for breach of fiduciary duty, Maryland courts require identification of the particular fiduciary relationship involved, and how it was breached. Kann v. Kann, 344 Md. 689, 713 (1997). Corporate directors owe fiduciary duties to the shareholders of the corporation. See Storetrax.com, Inc. v. Gurland, 397 Md. 37, 53-54 (2007). This was reaffirmed in Shenker, in which the Maryland Court of Appeals, overturned a Court of Special Appeals ruling that § 2-405.1(a) of the Corporations and Associations Article of the Annotated Code of Maryland (the business judgment rule) superseded and supplanted all recognized common law duties.6 The Court of Appeals held that: “[i]t long has been established… that directors of Maryland corporations stand in a fiduciary relationship to the corporations that they manage and the shareholders of those corporations, a relationship that imposes on directors duties of care, loyalty, and good faith.” 411 Md. at 337 (emphasis added).

The fiduciary relationship between directors and shareholders and the inherent duty of loyalty that flows from this relationship means that directors “may not under any circumstances use the power intrusted [sic] to them to promote their personal interests at the expense of the stockholders.” Id. at 338 (quoting Coffman v. Maryland Publ’g Co., 167 Md. 275, 289 (1934)).

[6]

Notably, even the Circuit Court decision that originally held that § 2-405.1(a) superseded common law fiduciary duties of directors conceded its ruling did not apply in the context of shareholder voting rights: “Admittedly, this Court found an exception to the statutory prohibition in the unique context of shareholder voting rights. But that was a very different situation. The rights at stake for the plaintiff shareholders arose directly from their ownership of the corporations’ stock, which entitled them to the fundamental right to vote in director elections.” In re Laureate Educ., Inc., No. 24-C-07-000664, 2007 Md. Cir. Ct. LEXIS 11, *2, n.1 (June 26, 2007) (citing Shaker, 2005 Md. Cir. Ct. LEXIS at *15) (emphasis added).

“These fiduciary duties are not intermittent or occasional, but instead are the constant compass by which all director actions for the corporation and interactions with its shareholders must be guided.” Shenker, 411 Md. at 338 (quoting Storetrax, 397 Md. at 54) (emphasis added).

Shareholders have the right to elect directors at annual meetings. Md. Code Ann., Corps. & Ass’ns § 2-404(b). Correspondingly, directors cannot promote their personal interest in maintaining their directorships at the expense of this fundamental shareholder right. Thus, the fiduciary duties owed by directors necessarily include the duty to maintain the integrity of the corporate democracy and conduct the corporate election process with scrupulous fairness, without any advantage being conferred or denied to any candidate or slate of candidates. Shaker, 2005Md. Cir. Ct. LEXIS at *13 (citing Blasius Indus., Inc. v. Atlas Corp., 564 A.2d 651 (Del. Ch. 1988) and Aprahamian v. HBO & Company, 531 A.2d 1204 (Del. Ch. 1987)); see also Shenker, 411 Md. at 345 (noting the importance of the shareholder right to vote). In citing the Blasius and Aprahamian decisions from Delaware, the Shaker court noted, “[w]hile neither plaintiffs nor defendants have found significant Maryland authority on this point, the Court is persuaded that the Maryland courts would recognize shareholder voting rights as having the same or similar status as recognized by the Delaware cases.” 2005 Md. Cir. Ct. LEXIS, at *13.

These fiduciary duties are rooted in the fundamental principle that shareholders are the principals and the directors are their agents. See; Mottu v. Primrose, 23 Md. 482, 499-500 (1865) (invalidating board action to extend its term in office as such a ruling would “overturn the principles upon which, alone, the corporation can be safely carried on, by depriving the stockholders of the right secured to them by law, of controlling the management of the company”). When the shareholder franchise is infringed, and the right to elect successor directors is frustrated or denied by an incumbent board of directors, the bedrock principal/agent relationship at the foundation of corporate democracy is threatened, and courts will apply careful judicial scrutiny in such situations. See, e.g., MM Cos. v. Liquid Audio, Inc., 813 A.2d 1118, 1127 (Del. 2003) (“Accordingly, careful judicial scrutiny will be given in a situation in which the right to vote for the election of successor directors has been effectively frustrated and denied. This Court and the Court of Chancery have remained assiduous in carefully reviewing any board actions designed to interfere with or impede the effective exercise of corporate democracy by shareholders, especially in an election of directors.”) (emphasis added).

Any action by a board of directors that infringes on the shareholder franchise is tainted by an unavoidable conflict of interest caused by the personal interests of the incumbent directors in maintaining their positions. In the case of such an infringement, Defendants cannot rely on the business judgment rule and careful judicial scrutiny is appropriate. In Shenker, the Maryland Court of Appeals dispelled the notion that the business judgment rule, as codified in § 2-405.1(a) of the Code,7 is always the applicable standard of care to determine whether a board of directors has breached the fiduciary duties owed to shareholders. 411 Md. at 345; see also BAA, PLC v. Acacia Mut. Life Ins. Co., 400 Md. 136, 158 (2007) (holding that when a statutory enactment is a mere codification of a common law rule, the codification does not affect the substantive common law). In Shenker, the Court held that when “the plaintiff demonstrates that he or she has suffered the alleged injury directly, he or she need not make demand on the corporate board of directors or prove futility of demand, and the business judgment rule does not apply.” 411 Md. at 345 (emphasis added). The Court of Appeals explained “[c]ases where direct harm is suffered by shareholders include, for example, actions to enforce a shareholder’s right to vote. . . .” Id.; see Kenney v. Morgan, 22 Md. App. 698, 713-14 (1974) (striking down a bylaw provision relating to voting rights that “destroy[ed] the vested right of the appellees to a voice of equal strength to other persons similarly situated in the management of The Association”).

[7]	While there once was debate as to whether § 2-405.1(a) is truly a codification of the business judgment rule, the Maryland Court of Appeals settled the question in Shenker. Shenker, 411 Md. at 350-51 (stating “the business judgment rule as codified in § 2-405.1(a)”).

Other Maryland decisions confirm that the business judgment rule does not apply to board attempts to violate shareholder voting rights or confer an advantage to any slate of candidates. Shaker, 2005 Md. Cir. Ct. LEXIS, at *13 (citing Blasius, 564 A.2d 651 and Aprahamian, 531 A.2d 1204). Quoting Aprahamian, the Shaker court expounded:

The corporate election process, if it is to have any validity, must be conducted with scrupulous fairness and without any advantage being conferred or denied to any candidate or slate of candidates. In the interest of corporate democracy, those in charge of the election machinery of a corporation must be held to the highest standards of providing for and conducting corporate elections. The business judgment rule therefore does not confer any presumption of propriety on the acts of directors.

Id. at *13. In a decision applying Maryland law, the United States District Court for the District of Maryland came to the same conclusion, holding that “actions designed primarily to interfere with stockholder voting rights are not afforded protection of the Business Judgment Rule and there is no presumption of validity.” Daniels v. New Germany Fund, Inc., No. MJG-05-1890, 2006 U.S. Dist. LEXIS 96145, *10 (D. Md. Mar. 26, 2006).

Similarly, Delaware does not apply the business judgment rule when director action threatens to undermine the integrity of the electoral process or impede the shareholder franchise. See MM Cos., 813 A.2d at 1127-28 (“[The] business judgment rule standard is inappropriate when a board of directors acts for the primary purpose of impeding or interfering with the effectiveness of a shareholder vote, especially in the specific context presented in Blasius of a contested election for directors.”); Blasius, 564 A.2d at 659-60 (“[T]he ordinary considerations to which the business judgment rule originally responded are simply not present in the shareholder voting context.”).

In recent decisions, the Delaware Court of Chancery addressed proxy puts that, like the Proxy Penalty here, punished the company and shareholders if the incumbent board was ousted. As Delaware decisions are considered “highly persuasive” by Maryland courts, and Maryland courts recognize that Maryland affords shareholder voting at least the same or similar status as recognized in Delaware, the analysis used by Delaware courts should be applied in demonstrating the Director Defendants’ breach of fiduciary duty in the instant case. See Kramer v. Liberty Prop. Trust, 408 Md. 1, 24 (2008) (“[B]ecause Delaware courts have gained a reputation for their expertise in matters of corporate law, we deem decisions of the Delaware Supreme Court and Court of Chancery to be highly persuasive. . . .”).

In San Antonio Fire & Police Pension Fund v. Amylin Pharmaceuticals, Inc., 983 A.2d 304 (Del. Ch. 2009), the corporation entered into an agreement containing a proxy put, but as in this case, board approval of a dissident slate of nominees would prevent activation of the proxy put. The plaintiff shareholder and the board sought a judicial declaration that the board had the power to approve the dissident nominees and thereby neutralize the proxy put. The court held that the board not only had the power to approve the dissident nominees and neutralize the proxy put, but further held that the board was under no duty to consider the interests of the third party in making the determination. Amylin, 983 A.2d at 316 n.37 (“It is important to recognize here that the directors are under absolutely no obligation to consider the interest of noteholders in making this determination.”) (emphasis in original). Furthermore, the court held that a board’s “approval” of rival nominees was not tantamount to endorsement or recommendation, and that the incumbent board could both approve the rival nominees and run and endorse its own slate. Id. at 314.

Shortly after the Amylin decision, the Delaware Chancery Court reviewed a similar contractual provision in Kallick v. SandRidge Energy, Inc., 68 A.3d 242 (Del. Ch. 2013). In SandRidge, the contractual provision provided the incumbent board with the discretion to approve a dissident shareholder’s proposed nominees and thereby neutralize a proxy put that would require the corporation to immediately refinance $4.3 billion dollars owed to a third party noteholder. The court expanded on Amylin and held that, absent adequate justification, the duty of loyalty required the incumbent board to exercise its contractual discretion and approve the plaintiff’s nominees:

The parties do not dispute that, under Amylin, the incumbent board has the power to approve of TPG’s nominees without endorsing the dissident’s slate and maintaining its ability to run its own campaign. Thus, it is undisputed that the incumbent board can neutralize any adverse consequences from the Proxy Put if TPG prevails in its proxy contest without signaling its support for the election of TPG’s nominees. In this case, the corporation’s best interest seems rather obvious, which is in letting its stockholders choose without fear of a compelled refinancing. From a purely financial standpoint, it is clear that SandRidge is not advantaged from being compelled to make an offer to redeem its long-term debt. There is only possible pain, and no possible gain, to SandRidge from triggering the Proxy Put.

Id. at 261.

The Proxy Penalty here is even more egregious than the proxy puts Delaware has examined. In a proxy put, a company is faced with an early refinancing, the challenge of replacing existing debt with new debt. In the Proxy Penalty, Ashford Prime is faced with an outsized liability where none existed before. The Proxy Penalty has three negative effects: (i) it places an unfair burden on shareholders in their consideration of whether to vote for competing directors whose candidacy is not approved by the incumbent Board; (ii) it tilts the playing field toward the incumbent Board in a dramatic fashion and taints the entire election process; and (iii) in the event that competing directors whose candidacy is not approved by the incumbent Board are somehow elected, and as a result Ashford exercises its right to terminate the Third Amended Advisory Agreement, the Termination Fee will substantially enrich Defendant Ashford to the detriment of Ashford Prime and its shareholders. Because of his ownership and control of Ashford Inc., a significant portion of this enrichment redounds to the benefit of Defendant Bennett at the expense of the Company’s other shareholders.

Here, as in Amylin and SandRidge, the Director Defendants can neutralize the Proxy Penalty, avoid a potentially catastrophic Termination Fee, and ensure a fair election process by simply approving the Sessa Candidates. By failing to neutralize the Proxy Penalty, the Director Defendants are promoting their own self-interest at the expense of the right of shareholders to vote for directors, and therefore, are in continuous breach of the fiduciary duties they owe to Ashford Prime’s shareholders to be loyal, and to ensure a free and fair election process.

2.	The Director Defendants Cannot Demonstrate A Compelling Justification For Their Failure To Approve The Sessa Candidates And Neutralize The Proxy Penalty

The Board can neutralize the Proxy Penalty and avoid any possibility of paying a substantial and calamitous Termination Fee by simply approving the Sessa Candidates. However, the Director Defendants have instead chosen to frustrate Sessa’s right to participate in a fair election of the directors of Ashford Prime, and for shareholders to freely choose between the Sessa Candidates and the Company’s nominees. When this occurs, the burden is on the Director Defendants to demonstrate a “compelling justification” for their action or inaction. Blasius, 564 A.2d at 661. In the absence of compelling justification, the actions of the Board cannot be sustained.

The compelling justification standard established in Blasius was cited with approval by this Court. Shaker, 2005 Md. Cir. Ct. LEXIS, at *10 (“This Court believes that Maryland law provides the same protection to shareholder voting rights in Delaware, in similar factual contexts, such as the present one involving a proxy fight over control of the board.”). In Blasius, the court determined that action taken by the board for the primary purpose of interfering with the effectiveness of a shareholder vote may only be upheld if the board demonstrates a compelling justification for such action. Blasius, 564 A.2d at 661. Moreover, the court made it clear that even actions taken in good faith, for example, because the board believed the shareholder’s plans for the corporation were not in the best interests of the corporation, did not constitute a compelling justification. Id. at 658.

The plan of the activist shareholders in Blasius was to engage the corporation in a leveraged restructuring secured in large part by the corporation’s gold, dispose of a substantial portion of the corporation’s operations, and then distribute large cash dividends to the shareholders. The investment bank analyzing the plan concluded that the plan would be a severe drain on the corporation’s operating cash flow, the corporation would have no chance of repaying its debt, and the corporation would likely go bankrupt. However, the court in Blasius still found that the board had not advanced a compelling justification. As the court explained:

The board was not faced with a coercive action taken by a powerful shareholder against the interests of a distinct shareholder constituency (such as a public minority). It was presented with a consent solicitation by a 9% shareholder. Moreover, here it had time (and understood that it had time) to inform the shareholders of its views on the merits of the proposal subject to stockholder vote. The only justification that can, in such a situation, be offered for the action taken is that the board knows better than do the shareholders what is in the corporation’s best interest. While that premise is no doubt true for any number of matters, it is irrelevant . . . when the question is who should comprise the board of directors.

Id. at 662-63.

The Director Defendants have not advanced, and cannot advance, a legitimate justification,8 much less a compelling justification for why they have failed to approve the Sessa Candidates and neutralize the Proxy Penalty. Rather, the Board has failed to approve the Sessa Candidates, with the purpose and effect of entrenching itself in office by tainting the election process and holding voting shareholders hostage through the threat of a potentially disastrous Termination Fee.9 While the Board has yet to approve or disapprove, it has been critical of what it claims is Sessa’s intention to sell the company — a strange comment since the Board itself commenced an effort in August 2015 to explore strategic alternatives and possibly sell the Company. While that may be a justification in the Board’s view, it cannot be one in the eyes of the law - it is nothing more than a claim that the Board would be better at running the corporation than the Sessa Candidates.10 But that is a determination that must be made by shareholders – not by the Board sua sponte.

[8]	In SandRidge, the court analyzed board action in the proxy put context using a different form of heightened scrutiny than Blasius, and opined that, to justify the board’s refusal to approve the dissident nominees and therefore neutralize the proxy penalty, the board would need to show “by way of example, that the rival candidates lacked ethical integrity, fell within the category of known looters, or made a specific determination that the rival candidates proposed a program that would have demonstrably material adverse effects on the corporation’s ability to meet its legal obligations to its creditors. . . .” SandRidge, 68 A.3d at 246. Even were that standard to apply here, the Board cannot claim that the Sessa Candidates lack ethical integrity, are known looters or have a program to undercut the Company’s ability to meet its legal obligations.
[9]	The Board’s actions parallel those taken by the board in Sutton Holding Corp. v. DeSoto, Inc., C. A. No. 12051, 1991 Del. Ch. LEXIS 85, *3-4 (Del. Ch. May 14, 1991), where the board amended two existing pension plans to insert a change of control provision to protect the existing board. The court could find no reason at all, aside from entrenching the board, why such a provision would be inserted into two agreements that had already been adopted and implemented. Id. at *4 (“When the DeSoto board injected this provision in the Company’s pension plans, its dominant motivation was doubtlessly not to create a valuable right in plan beneficiaries. Provisions of this sort – like so-called poison pill stock plans – are designed to deter a change in control not to create useful rights in the event they are triggered.”).
[10]	The Board said as much in press releases issued in response to the Sessa Notice and the complaint filed on February 3rd. “Based on our previous meetings, Sessa is solely interested in an immediate sale of the Company, regardless of whether it is in the best interest of the Company’s shareholders. . . . [W]e are particularly disappointed that [Sessa] has chosen to abandon private discussions and instead pursue a disruptive proxy contest that is neither constructive nor beneficial to Ashford Prime or its other stockholders.” Exhibit 23, Ashford Prime Comments on Sessa’s Press Statement and Purported Notice of Director Nominations, January 15, 2016, available at www.ahpreit.com/resourcefiles/pdf/ahp-sessa-release.pdf. See also Exhibit 25, Ashford Prime Responds to Lawsuit from Sessa Capital, February 3, 2016, (“[I]t is our belief based on our limited interactions with Sessa that since day one Sessa has planned to pursue a disruptive proxy contest and litigation to pressure the Company into a quick sale.”) Putting aside whether or not this assertion is accurate or representative of current thinking, or whether or not an immediate sale is in the best interest of the shareholders, it is not up to the incumbent directors to dictate that result by frustrating the shareholders’ ability to exercise their franchise. As in Blasius, the Board appears to believe it knows better than shareholders what is in Ashford Prime’s best interest.

The primary purpose of the Board’s failure to approve the Sessa Candidates is to frustrate the fundamental right of Sessa and the other shareholders to a fair election process and to exercise the shareholder franchise. As Bennett has freely admitted, and the actions of the Board demonstrate, disabling the rights of shareholders to elect a board of their choice was the express purpose of expanding the definition of Company Change of Control to include the Proxy Penalty. Responding to questions as to why the Change of Control provision was amended to include the Proxy Penalty if the incumbent Board was ousted, Defendant Bennett explained:

On the change of control, we did button it up. What we’re trying to avoid is gaming between platforms. There are a lot of investors out there that have a very short term focus and not the long term interests of the shareholders in mind, even counter to a number of the shareholders in many regards in which we have seen. So we don’t think it’s fair to the other shareholders to have shareholders jump in and try to game one platform for the other.

See Exhibit 15, Second Quarter Earnings Call, August 7, 2015.

As further evidence of the Board’s misunderstanding of shareholder voting rights, in a recent filing with the SEC, Ashford Prime commented on the Sessa Notice, warning shareholders that “if individuals are elected to our board of directors with a specific agenda, it may adversely affect our ability to effectively implement our business strategy and create additional value for our stockholders . . .” See Exhibit 24, Form S-3 Registration Statement of Ashford Hospitality Prime, Inc., Feb. 4, 2016. Purporting to protect the shareholders from themselves by disenfranchising them is hardly a compelling justification for the Board’s failure to approve the Sessa Candidates; to the contrary, it evidences a breach of the Board’s fiduciary duty to those shareholders. Ironically, the vast majority of the Ashford Prime shareholders whom the Board is purportedly seeking to protect are institutions – to be precise, 81.67% of Ashford’s Prime shares are owned by large, sophisticated institutions, all of which are quite capable of analyzing and determining the merits of competing slates of directors. These shareholders include: Fidelity Investments, the second largest mutual fund and financial services group in the world, The Vanguard Group, which manages approximately $3.0 trillion in assets, State Street Corporation, the second oldest financial institution in the United States, Blackrock, and JP Morgan Chase. Those five shareholders alone held 35% of Ashford Prime according to recent SEC filings. Exhibit 26 Ashford Hospitality Prime, Inc. Institutional Ownership, http://www.nasdaq.com/symbol/ahp/institutional-holdings (Feb. 17, 2016). Ashford Prime shareholders need no direction from the Board in determining, in a fair election, which slate of candidates will act in the best interest of the Company.

In Shaker, the directors argued that amendments to the bylaws were “necessary to protect this closed-end investment company from the kind of seizure of control and conversion to an open-end fund which plaintiffs attempted in this case.” The Court rejected this notion because “plaintiff’s claim raise[d] a fundamental issue of corporate governance” and the question was not what was in the best interest of the corporation, but rather whether the directors complied with their fiduciary duty to enact fair voting procedures. Shaker, 2005 Md. Cir. Ct. LEXIS, at *14-16. The Fourth Circuit Court of Appeals, analyzing director action under Maryland law, has also made it clear that a board’s paternalistic view of the duties that it owes the shareholders is contrary to the law:

Nothing can be more fallacious in corporate or popular government than the argument that because they honestly believe their policy right, and another dangerous, they may rightfully invade the field of suffrage upon which policy rests, and disenfranchise, in whole or in part, those who disagree with them.

Brown v. McLanahan, 148 F.2d 703, 708-709 (4th Cir. 1945) (invalidating under Maryland law director changes to the corporate charter that altered stockholder voting rights) (quoting Luther v. C. J. Luther Co., 94 N.W. 69, 73 (Wisc. 1903)).

The SandRidge court was also critical of the campaign of misinformation that the corporation had engaged in with respect to the proxy put. SandRidge, 68 A.3d at 245 (“[T]he incumbent board has wiggled and squirmed in order to avoid dealing with this litigation, or the discretion given it to approve the TPG slate for the purposes of the Proxy Put . . . having warned its stockholders twice in its SEC filings that triggering the Proxy Put would be ‘extreme’ and ‘risky,’ the incumbent board then reversed direction, and stated in an 8-K the next day that there was no danger posed by the Proxy Put.”). In response to a consent solicitation, the corporation’s board filed a statement with the SEC warning that electing the dissident nominees would result in a “change of control” that would present an “extreme, risky and unnecessary” financial burden on the corporation. Id. at 250. The board failed to mention it could neutralize the proxy put by approving the dissident slate. In subsequent filings, the board admitted it could neutralize the proxy put, but made an about-face by stating that electing the new board would not expose the corporation to such risk, and therefore approval was unnecessary.

The Defendant Directors took a page out of SandRidge’s discredited playbook and began their campaign of misinformation in an effort to further confuse and coerce shareholders. In a February 4, 2016 filing with the SEC, the Board warns of the adverse effects Sessa’s proxy contest would have on Ashford Prime:

If all of the Sessa nominees are elected to the board of directors, it would constitute a Company Change of Control (as defined in the advisory agreement) by reason of a majority of the incumbent board of directors no longer constituting at least a majority of the board of directors, which would allow Ashford LLC to terminate the advisory agreement and require the Company to pay a substantial termination fee to Ashford LLC upon such termination.

Exhibit 24, Form S-3, at 12.11 This is not a justification; it is sleight of hand. Incredibly, nowhere does the Board mention that it can simply approve the Sessa Candidates and avoid the Termination Fee entirely.12 The Board has failed to disclose the facts in an effort to frighten the shareholders into keeping the incumbents on the Board. This act, too, is a breach of fiduciary duty. In Malone v. Brincat, 722 A.2d 5, 14 (Del. 1998), the Delaware Supreme Court held that when directors are “deliberately misinforming shareholders about the business of the corporation, either directly or by a public statement, there is a violation of fiduciary duty.”

As there is no compelling justification for the Board’s failure to approve the Sessa Candidates, the Board’s failure is a violation of its fiduciary duty owed to Sessa and Ashford Prime’s other shareholders to maintain the integrity of the corporate democracy and injunctive relief is required. The injunction sought by Sessa would require the Board to do nothing more than approve the Sessa Candidates for purposes of the Proxy Penalty – it would impose no burden or difficulty on the incumbent directors or the Company.

C.	The Balance Of Convenience Requires Issuing The Injunction

Plaintiff seeks an injunction designed to permit a fair election process without the threat of economic collapse resulting from the Proxy Penalty. The facts demonstrate that the Defendants can resolve this issue at any time by simply approving the Sessa Candidates. Despite the availability of this expedient and equitable solution, the Director Defendants have failed to approve the Sessa Candidates. The only inconvenience the Director Defendants face if the injunction were granted would be the inconvenience of being forced to campaign for reelection on the basis of their qualifications and past performance. As the SandRidge court succinctly put

[11]	Each of the Defendant Directors signed the S-3 Registration Statement.
[12]	Board also makes no mention of the fact that, as the same individuals control both companies, those individuals also have the power not to exercise the Proxy Penalty on behalf of Ashford.

it: “[i]n this case, the corporation’s best interest seems rather obvious, which is in letting its stockholders choose without fear of compelled refinancing. . . . There is only possible pain, and no possible gain, to SandRidge from triggering the Proxy Put.” SandRidge, 68 A.3d at 261.

Considering that the Director Defendants have not advanced, and cannot advance, any compelling justification for why they, or Ashford Prime, would be harmed by approving the Sessa Candidates, as weighed against the right of Sessa and other shareholders to an open and fair corporate election, the balance of convenience weighs heavily in favor of issuing the requested relief.13

D.	Plaintiff Will Suffer Irreparable Harm Unless The Injunction Is Granted

The Director Defendants are determined to prevent a fair election process for the directors of Ashford Prime. By failing to approve the Sessa Candidates and neutralize the threat of the Termination Fee, the Board is denying shareholders the opportunity to participate in a fair process and vote for directors on the basis of the nominees’ merits. Beyond colluding with Ashford Inc. in creating the Proxy Penalty, the Board is now actively warning its shareholders in its public filings of the financial impact Ashford Prime may be exposed to if the Sessa Candidates are elected, while intentionally withholding the fact that the directors can, and in fact must, neutralize the Proxy Penalty. The choice as presented by the Company to Sessa and all other shareholders will be, and is currently, reduced to voting for the Sessa Candidates and potentially exposing Ashford Prime (and the value of all shareholders’ shares) to financial ruin, or reelecting incumbent board members that have breached their fiduciary duties. In addition,

[13]

In its SEC filing of February 4, 2016, Ashford Prime clearly articulates its disdain for the importance of the shareholder franchise and its paternalistic attitude towards the owners of the corporation: “If Sessa does not withdraw the nominations and the proxy contest continues, our business could be adversely affected because: responding to the proxy contest, including, but not limited to, issues related to the qualifications of our board of directors and management, can be disruptive, costly and time-consuming, and divert the attention of our management and employees. . . .” Exhibit 24. In other words, the directors do not have time to communicate with shareholders in an election.

Sessa will suffer irreparable harm because it cannot fairly participate in the proxy solicitation process, as it must solicit proxies from the shareholders under the specter of the Proxy Penalty, particularly as it has now been misrepresented by the Board. Left unchecked, the Board is likely to continue its campaign of misinformation to create and foster doubt about the impact of electing the Sessa Candidates and create other artifices to further inhibit shareholder voting rights.

An injury is irreparable “where it is of such a character that a fair and reasonable redress may not be had in a court of law.” State Comm’n On Human Relations v. Talbot Cnty. Det. Ctr., 370 Md. 115, 140 (2002). When monetary damages are difficult to ascertain or would otherwise be inadequate, this gives rise to a finding of irreparable injury. Maryland-National Capital Park & Planning Comm’n v. Washington Nat’l Arena, 282 Md. 588, 616 (1977) (“Thus, it has been held that irreparable injury is suffered whenever monetary damages are difficult to ascertain or are otherwise inadequate.”).

Without an injunction, Plaintiff and other shareholders will not be able to exercise their fundamental right to participate in a corporate election free from the manipulating and chilling effect of the Proxy Penalty. It cannot be disputed that the Proxy Penalty, even if never invoked or exercised, will irreparably harm Sessa’s proxy solicitation campaign. Vice-Chancellor Laster succinctly captured the deterrent effect of a proxy put provision, similar to the Proxy Penalty:

The first is the deterrent effect of the proxy put. Namely, because the proxy put exists, it necessarily has an effect on people’s decision-making about whether to run a proxy contest and how to negotiate with respect to potential board representation. As with other defensive devices, such as rights plans, one necessarily bargains in the shadow of a defensive measure that has a deterrent effect. A truly effective deterrent is never triggered. A really truly effective deterrent is one you don’t even have to point the other side to because they know it’s there. If the deterrent is actually used, it has failed its purpose.

Pontiac Gen. Emps. Ret. Sys. v. Healthways, Inc., No. 9789-VCL, at *72-73 (Del. Ch. Nov. 3, 2014).

Moreover, once the election process is tainted, there is no going back, i.e., the Plaintiff and the other shareholders will not be able to regain their right to participate in a fair election process and vote in fair election if the election has already occurred. See In re MONY Group Inc., S’holder Litig., 852 A.2d 9, 32 (Del. Ch. 2004) (“[T]he irreversible nature of a stockholder vote . . . supports the argument that any possible harm caused by a tainted voting process would be irreparable.”). In granting a preliminary injunction, the court in SandRidge found “it constitutes a fundamental offense to the dignity of the corporate office for a director to use corporate power to seek to coerce shareholders in the exercise of the vote, there is immediate, irreparable harm when the directors of a corporation leverage a Proxy Put to enhance the incumbent’s board chances of procuring stockholder votes in a closely contested election . . . .” SandRidge, 68 A.3d at 264 (internal quotation marks and citations omitted). This is precisely what the Director Defendants are attempting in this case.

Finally, the injury to Plaintiff cannot be remedied through the imposition of money damages. Absent an injunction, the director election process will continue under the threat of the Proxy Penalty, and monetary damages would be difficult to ascertain and inadequate. It would be very difficult for a court to ascertain which directors would have been elected, what policy directives would have been pursued, and what impact these directors and policies would have had on the value of Ashford Prime generally, and on Plaintiff’s shares specifically. It would be similarly difficult to determine in monetary terms the diminishment of Sessa’s right to fairly participate in the proxy solicitation process. Finally, it is difficult to imagine how a court would determine what constituted adequate monetary compensation to redress the disenfranchisement of Plaintiff’s fundamental right to vote for directors of its choice and participate in an un-coerced election process.

E.	The Public Interest Weighs In Favor Of Granting The Injunction

The public interest factor weighs heavily in favor of granting the injunction. There are a great number of corporations incorporated in Maryland. It is estimated that approximately 55% of Americans participate in the stock market, and it is safe to assume that a similar proportion of Maryland citizens own stock. Justin McCarthy, Little Change in Percentage of Americans Who Own Stock, Gallup (April 22, 2015). The public has an interest in ensuring that corporations conduct their elections with integrity and fairness.

In Hamot v. Telos Corp., No. 24-C-07-005603 (Cir. Ct. 8th JC, June 27, 2008), appeal dismissed as moot 185 Md. App. 352 (2009), this Court held that the public interest factor weighed in favor of the preliminary injunction in a similar context. In Hamot, a corporation’s independent auditors resigned after two of the corporation’s directors interfered with the audit firms’ auditing process, threating the independence of the audit. The corporation moved for a preliminary injunction enjoining the directors from communicating with these auditors or future auditors.

In its analysis, the court found that the public interest weighed in favor of the preliminary injunction because the injunction was necessary to ensure that an auditor would be able to perform the audit independently and free from interference from self-interested directors, thereby safeguarding the integrity of the audit process. Id. at *9. The court held, “[w]hen conflicted directors are allowed to interfere with [the audit] process, the public’s interest in the integrity of the process – and its interest in the integrity of the financial information that ultimately will be provided to the investing public – suffers.”

And the same holds true here. The conflicted Director Defendants are attempting to entrench themselves. The right of shareholders to exercise their voting franchise free from coercion is a fundamental right and the primary safeguard against that entrenchment. With the Proxy Penalty, the integrity of the process is suffering because the Board is attempting to do indirectly what Maryland law forbids it to do directly, that is, eliminate the free and unfettered ability of shareholders to participate in a fair election process and elect directors of their choice.

The shareholders are the owners of the company – not the directors. When the bedrock of corporate democracy – the shareholder franchise – is compromised, the balance of power between the shareholders and the directors is destroyed, and the court has a duty to prevent such destruction. As one judge explained:

Absent quite extraordinary circumstances, in my opinion, it constitutes a fundamental offense to the dignity of this corporate office for a director to use corporate power to seek to coerce shareholders in the exercise of the vote. It is not surprising that the attempt to do so should be made. As long as there have been elections there have been those who seek to gain unfair advantage in them (and those, who like some lawyers today, can suggest and guide that effort.) But courts must remain sensitive to the risk and alert to act when they legitimately can to thwart it.

Sutton, 1991 Del. Ch. LEXIS, at *3.

Director action designed to disenfranchise shareholders and burden the shareholders’ fundamental right to vote for directors who will run their company undermines the legitimacy of the entire corporate system. When confronted with such action, the court has the responsibility to exercise its power to prevent it.

CONCLUSION

For the reasons set forth above, Plaintiff respectfully requests that its Motion be granted and that the Court grant a preliminary injunction that the Board approve the Sessa Candidates or, in the alternative, that the Defendants are prohibited from soliciting proxies until the Director Defendants approve the Sessa Candidates.

Dated:
John B. Isbister
Daniel S. Katz
Christopher D. Heagy
Thomas M. Joraanstad
TYDINGS & ROSENBERG LLP
100 East Pratt Street, 26th Floor
Baltimore, Maryland 21202
Phone: 410-752-9700
Fax: 410-727-5460
jisbister@tydingslaw.com
dkatz@tydingslaw.com
cheagy@tydingslaw.com
tjoraanstad@tydingslaw.com

Attorneys for Plaintiff

CERTIFICATE OF SERVICE

I HEREBY CERTIFY that on this      day of February, 2016, a copy of Plaintiff’s Memorandum of Law in Support of Motion for Preliminary Injunction, Affidavit of Thomas M. Joraanstad, and Appendix of Unpublished Authorities was sent via first class mail to:

Ashford Inc.
14185 Dallas Pkwy. Suite 1100
Dallas, Texas 75254
Serve On: Corporation Service Company
Registered Agent
2711 Centerville Road #400
Wilmington, Delaware 19808

Ashford Hospitality Advisors LLC
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
Serve On: CSC-Lawyers Incorporating Service Co., Resident Agent
7 St. Paul Street, Suite 820
Baltimore, Maryland 21202

Ashford Hospitality Prime, Inc.
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
Serve On: CSC-Lawyers Incorporating Service Co.,
Resident Agent
7 St. Paul Street, Suite 820
Baltimore, Maryland 21202

Monty J. Bennett
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254

Douglas A. Kessler
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254

Stefani D. Carter
15707 Coit Road, Suite 111
Dallas, Texas 75248-4463

Curtis B. McWilliams
970 Via Lugano
Winter Park, Florida 32789-1540

W. Michael Murphy
First Fidelity Companies
Two Paces West, Suite 200
2727 Paces Ferry Road
Atlanta, Georgia 30339

Matthew D. Rinaldi
Dykema Gossett PLLC
Comerica Bank Tower
1717 Main Street, Suite 4200
Dallas, Texas 75201

Andrew Strong
Pillsbury Winthrop Shaw Pittman LLP
2 Houston Center, 909 Fannin
Suite 2000
Houston, Texas 77010-1028

Defendants

Daniel S. Katz

SESSA CAPITAL

1350 Avenue of the Americas, Suite 3110

New York, New York 10019

(212) 257-4410

February 10, 2016

Via Email

NYSE Regulation, Inc.

Issuer Oversight

11 Wall Street

New York, NY 10005

Attn: John Carey, Senior Director and Tanya Hoos, Director

Re: Violation of NYSE Rules by Ashford Hospitality Prime, Inc. (NYSE: AHP)

Mr. Carey and Ms. Hoos:

I am following up on my telephone conversation with Ms. Hoos yesterday on behalf of Sessa Capital (Master), L.P., a Delaware limited partnership (“Sessa”). Sessa is a record holder of AHP common stock, par value $0.01 per share (“Common Stock”), and one of AHP’s largest shareholders.1 We are writing to bring to your attention a recent transaction proposed by AHP that would significantly dilute the voting rights of AHP common stockholders and, we believe, violates Sections 313.00(A), 312.02(b) and 303A.08 of the NYSE Listed Company Manual (the “Manual”).

On February 1, 2016, AHP approved the issuance, for a penny per share, of up to approximately 4,375,000 shares of Series C Preferred Stock, par value $0.01 per share (the “Penny Preferred”), representing approximately 13.3% of AHP’s voting shares.2 Each share of Penny Preferred will be entitled to vote alongside the holders of Common Stock on all matters submitted to stockholders on a one-for-one “as-converted” basis. The Penny Preferred will be issued to AHP insiders, including Related Parties as defined by the

[1]	Sessa beneficially owns 2,330,726 shares of Common Stock, representing approximately 8.2% of outstanding shares based on 28,471,775 shares outstanding as of January 26, 2016, as reported on AHP’s Form S-3 registration statement filed on February 4, 2016. On January 15, 2016, Sessa announced its intention to nominate a control slate of directors for election at AHP’s 2016 annual meeting, which has not yet been scheduled. For your convenience, we are attaching a copy of Sessa’s Schedule 13D filing of January 15, 2016.
[2]	See AHP’s Current Report on Form 8-K filed on February 2, 2016 (attached).

Manual: specifically, limited partners that hold units in AHP’s operating subsidiary Ashford Hospitality Prime Limited Partnership (“Ashford OP”), including AHP’s Chairman and CEO Monty Bennett, who personally will be entitled to subscribe for more than 1,270,000 shares of Penny Preferred, or at least 3.9% of AHP’s outstanding voting power.3 Additional Related Parties will be entitled to purchase Penny Preferred equal to 2.9% of AHP’s voting power outstanding and Mr. Bennett’s father will be entitled to purchase 2.6%.4 Together, Related Parties and their families stand to receive nearly 10% of AHP’s outstanding voting power through this new share issuance.

In the press release accompanying its Form 8-K filing, AHP claimed units in Ashford OP have the “same economic rights” as the Common Stock and therefore the holders of those units should have the same voting rights.5 We believe this is incorrect; to be entitled to the full rights of a stockholder, we believe that one must actually be a stockholder.

OP unitholders are not stockholders of AHP in any way. OP unitholders are limited partners in Ashford OP, a separate “operating partnership” in which AHP is a partner. The OP units are convertible into AHP Common Stock, but until that conversion occurs, the OP unitholders should not have the rights of a stockholder. Among other things, in order to obtain those rights, the OP unitholders must give up their interest in Ashford OP in a taxable transaction. Limited partners receive K-1’s at the end of each year, whereas common shareholders receive 1099s for their dividends. Limited partners often have limited rights in the governance of their partnership (indeed, limited partners of Ashford OP have no rights to elect or remove the general partner of Ashford OP), whereas common shareholders have control rights embedded in their shares (in the case of AHP, AHP’s common shareholders have control rights both over AHP and over Ashford OP through AHP’s ownership of the general partner interest). AHP’s effort to grant Penny Preferred to the OP unitholders attempts to circumvent this structure by allowing the OP unitholders to obtain the voting rights of AHP stockholders for a nominal amount. Additionally, the “same economic rights” argument may suggest that the holders of various derivative instruments, including options and convertible instruments, should be granted the voting rights of stockholders.6

[3]	Mr. Bennett discloses ownership of 1,271,563.7 OP units on his Form 4 dated July 27, 2015. However, AHP’s 424(b)(3) filing dated July 20, 2015 discloses that Mr. Bennett and his entities owned 1,341,958 OP units, which would entitle him to 4.1% of AHP’s voting power.
[4]	We have attached a spreadsheet showing the likely recipients of the Penny Preferred, based on AHP’s 424(b)(3) filing dated July 20, 2015, the most recent publicly-available disclosure on the OP unitholders. Relevant footnotes and additional details are contained in the July 20th filing.
[5]	The press release stated: “While the holders of limited partnership units have the same economic rights as holders of the Company’s common stock, unless and until holders of such units exercise their right to convert the units into shares of common stock such holders would not otherwise have the right to vote on matters submitted to the Company’s stockholders. The issuance of the shares of preferred stock will permit holders of limited partnership units in the Operating Partnership to vote together with the holders of the Company’s common stock without being required to exercise their conversion rights and incur substantial taxes related to such conversions.”
[6]	We note that AHP has several other outstanding derivative instruments (employee stock options and Series B convertible preferred stock) and AHP has not attempted to apply the “same economic rights” argument to those instruments; only the OP unitholders, a group consisting disproportionately of management, were issued Penny Preferred.

Even if one concedes, as AHP asserted in its February 2nd press release, that the OP units have the same economic rights as the Common Stock, they are substantially equivalent to non-voting common stock. An issuer cannot recapitalize non-voting common stock into voting common stock without complying with the shareholder approval and other requirements of the NYSE Manual.

Based on the Common Stock’s closing price of $10.62 on February 1, 2016, the date the Penny Preferred was adopted by AHP, the issuance of Penny Preferred will significantly dilute Common Stock holders’ voting rights. The issuance of Penny Preferred, if consummated, will reduce Common Stock holders to only 86.7% of the votes they previously held, in exchange for (at most) an investment of $43,750 by a group primarily consisting of AHP’s management.

Section 313.00(A)

Section 313.00(A) of the NYSE Listed Company Manual, the “Voting Rights Policy,” states:

Voting rights of existing shareholder of publicly traded common stock registered under Section 12 of the Exchange Act cannot be disparately reduced or restricted through any corporate action or issuance. (emphasis added)

The Penny Preferred to be issued by AHP is priced at a penny per share, less than 1/1000 of the closing price of the Common Stock on February 1, 2016 ($10.62 per share). AHP’s action would “disparately reduce” the voting rights of Common Stock holders by any reasonable standard, allowing its Chairman and CEO, together with other AHP insiders, to obtain the lion’s share of 13.3% of the voting franchise for an aggregate of $43,750. By comparison, an outside investor would have had to invest $46,462,500 to acquire the same 13.3% voting stake in the Company at the closing price of the Common Stock on February 1, 2016.

Pursuant to Section 313.00(A), the NYSE, in evaluating whether issuances meet 313.00(A)’s standard, “will consider, among other things, the economics of such actions or issuances and the voting rights being granted.” Perhaps with this language in mind, AHP justified its issuance of Penny Preferred by claiming that the issuance was consideration for allegedly more favorable terms under the limited partnership agreement (the “LPA”) governing Ashford OP, including among other things changing notice periods for certain actions and implementing stronger indemnification provisions for AHP as general partner of Ashford OP. AHP did not articulate any business advantages AHP would receive as a result of the LPA amendments; AHP already controlled Ashford OP through the general partner. Ironically, the very insiders permitted to buy the Penny Preferred are among the “indemnitees” and therefore beneficiaries of the revised indemnification provisions. Leaving aside the question whether the alleged benefits of the amended LPA were as valuable to AHP and its common stockholders as to the AHP insiders (such as Chairman Bennett) to whom the Penny Preferred was issued, AHP offered no legitimate business reason why the issuance of highly dilutive Penny Preferred was required to carry out the allegedly beneficial LPA amendment. As a result, no reasonable business justification for the issuance exists.

“Because insiders want it” is not the type of reasonable business justification that the NYSE has recognized in permitting the issuance of disparate voting rights stock. In 313.00 Interpretation No. 95-01, for example, the NYSE permitted the issuance of disparate voting rights stock where it was necessary to obtain a favorable IRS ruling and the benefits of a tax-free transaction. It should be noted that in 95-01, the tax benefits accrued to the company and its shareholders, not privately to Related Parties and other insiders. In other interpretations, the NYSE has permitted transactions that were necessary to implement a more flexible capital structure with salutary pricing benefits (313.00 Interpretation No. 95-02); to provide employees opportunities to participate in stock purchase plans (313.00 Interpretation No. 95-03); and to avoid the negative impact of stock splits (313.00 Interpretation No. 96-01). In these cases, the issuance of disparate voting rights stock was necessary to achieve the economic and other business ends sought by the issuer. In none of these or other cases has the NYSE permitted transactions that have a primary effect of entrenching insiders (see, for example, 313.00 Interpretation No. 99-01, rejecting a proposed transaction being taken “primarily for the purpose of entrenching control of the current controlling shareholder”). If the issuance of Penny Preferred to AHP insiders is permitted, then the votes of AHP stockholders will be diluted for no reasonable business purpose.

Sections 312.03(b) and 303A.08

In addition to running afoul of Section 313.00(A), the issuance of Penny Preferred should not be permitted under Section 312.03(b). Section 312.03(b) states:

Shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions, to (1) a director, officer or substantial security holder of the company … if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either one percent of the number of shares of common stock or one percent of the voting power outstanding before the issuance….

The sale of stock to a Related Party that is an employee, director or service provider is subject to the equity compensation rules in Section 303A.08 of the Manual…. Consequently, the company would be required to either: (i) obtain shareholder approval of such sale, or (ii) issue such shares under an equity compensation plan that had previously been approved by shareholders and for which shareholder approval under Section 303A.08 is not otherwise required.

The Penny Preferred issuance was authorized by AHP’s board of directors without being submitted to stockholders for approval.

Since AHP has provided no public rationale for why it believes the Penny Preferred is permitted under the Manual, we can only speculate. Perhaps AHP believes that Section 312.03(b) contains a loophole permitting the issuance of voting power so long as the security being issued is not common stock or convertible into or exercisable for common stock. However, permitting issuers to circumvent Section 312.03 by titling stock as preferred stock rather than common stock, while at the same time providing that the preferred stock will vote on a one-for-one “as-converted” basis, elevates form over substance.

Further, the Penny Preferred serves no business purpose as a financing tool, since it would add, at most, a mere 0.0126% to the equity base of the company ($43,750 compared with shareholder equity of $346,946,000 as of September 30, 2015, according to AHP’s Quarterly Report on Form 10-Q). The Related Parties should not be rewarded for labeling a security with no economic substance as “preferred” instead of “common,” when the security’s only function is to vote as a class to dilute the voting power of the common shareholders. The Penny Preferred has the same disenfranchising effect as the transactions protected by Section 312.03(b). A technicality like the title of stock should not stand in the way of the NYSE applying Section 312.03(b) to preserve the franchise of common stockholders.7

[7]	If the Penny Preferred mechanism permits issuers to circumvent the shareholder approval requirements of Section 312.02(b) of the Manual, then it would also permit issuers to circumvent the shareholder approval requirements of Section 312.02(c) of the Manual, which requires shareholder approval of the “issuance of common stock, or of securities convertible into or exercisable for common stock” if the new shares will have voting power equal to or in excess of 20 percent of the voting power outstanding before the issuance. Current market convention is to limit voting power in private placements in public companies to 19.9%.

In addition, the Penny Preferred issuance runs afoul of Section 303A.08. In its letter to the Securities and Exchange Commission dated December 14, 2015 concerning Amendment No. 2 to SR-NYSE-2015-02, the NYSE explained that it “proposes to include a statement in Section 312.03(b), as amended, that will codify the Exchange’s long-standing policy that any sale of a listed company’s securities to a director, employee, or other service provider at a below-market price constitutes equity compensation under Section 303A.08 of the Listed Company Manual and is therefore subject to the shareholder approval requirements under that rule….” The long-standing policy of the NYSE, as described to the SEC above, does not distinguish between preferred and common stock or convertible and non-convertible preferred stock. A precise market value of the Penny Preferred would be difficult to establish, although it is apparent that the Penny Preferred has a market value in excess of its sale price of a penny. The liquidation value of the Penny Preferred is $0.01, so to conclude the market value of the Penny Preferred is only a penny would necessitate a conclusion that voting rights have no value. Clearly the management team believes the voting rights have considerable value, particularly in the context of the proxy contest that AHP’s management faces.

Conclusion

Because the issuance of Penny Preferred to AHP’s insiders, including a large number of shares to AHP’s Chairman and CEO Monty Bennett, his father and other Related Parties, would have the effect of substantially diluting the voting power of common stockholders without any reasonable business purpose and without the approval of stockholders, it violates Sections 313.00(A), 312.03(b) and 303A.08 of the NYSE Listed Company Manual. Unless the NYSE addresses AHP’s Penny Preferred, it could establish dangerous new precedent for NYSE listed companies to unilaterally dilute voting rights and circumvent the shareholder approval process with form over substance. While voting rights are sacrosanct to shareholders at all times, during a contested election for directors they must be monitored with special vigilance. We urge the NYSE to take prompt action to preserve the integrity of the NYSE’s listing standards and to protect AHP’s common franchise. Our goal is to protect AHP stockholders and head off any action that would place AHP in non-compliance with the Manual and risk delisting.

Very truly yours, Sessa Capital (Master), L.P. By: Sessa Capital GP, LLC, its General Partner

By:	/s/ John Petry
John Petry, Managing Member

Exhibit 2

SESSA CAPITAL (Master), L.P.	*	IN THE
1350 Avenue of the Americas, Suite 3110
New York, New York 10019	*	CIRCUIT COURT

Plaintiff,	*	FOR

v.	*	BALTIMORE CITY

MONTY J. BENNETT	*	CASE NO.
14185 Dallas Pkwy. Suite 1100
Dallas, TX 75254	*

DOUGLAS A. KESSLER	*
14185 Dallas Pkwy. Suite 1100
Dallas, TX 75254	*

STEFANI D. CARTER	*
15707 Coit Road, Ste 111
Dallas, TX 75248-4463	*

CURTIS B. MCWILLIAMS	*
970 Via Lugano
Winter Park, FL 32789-1540	*

W. MICHAEL MURPHY	*
First Fidelity Companies
2727 Paces Ferry Road, Two Paces	*
West, Suite 200
Atlanta, GA 30339	*

MATTHEW D. RINALDI	*
Dykema Gossett PLLC
Comerica Bank Tower	*
1717 Main Street
Suite 4200	*
Dallas, TX 75201
*

ANDREW STRONG
Pillsbury Winthrop Shaw Pittman LLP	*
2 Houston Center, 909 Fannin
Suite 2000	*
Houston, TX 77010-1028
*

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ASHFORD INC.	*
14185 Dallas Pkwy. Suite 1100
Dallas, TX 75254	*

Serve on:	*

Corporation Service Company	*
Registered Agent
2711 Centerville Road #400	*
Wilmington, DE 19808
*
ASHFORD HOSPITALITY
ADVISORS LLC	*
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254	*

Serve on:	*

CSC-Lawyers Incorporating	*
Service Co.,
Resident Agent	*
7 St. Paul Street, Suite 820
Baltimore, Maryland 21202	*

and	*

ASHFORD HOSPITALITY	*
PRIME, INC.
14185 Dallas Parkway, Suite 1100	*
Dallas, Texas 75254
*
Serve on:
*

CSC-Lawyers Incorporating
Service Co.,	*
Resident Agent
7 St. Paul Street, Suite 820	*
Baltimore, Maryland 21202
*

Defendants
*

*            *             *            *            *            *             *            *            *             *            *            *            *

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COMPLAINT

Plaintiff, Sessa Capital (Master), L.P. (“Sessa” or the “Plaintiff”), by its attorneys, files this Complaint against Ashford Hospitality Prime, Inc. (“Ashford Prime” or the “Company”), the members of the Ashford Prime Board of Directors (the “Board”), Monty J. Bennett, Douglas A. Kessler, Stefani D. Carter, Curtis B. McWilliams, W. Michael Murphy, Matthew D. Rinaldi, and Andrew Strong (collectively, the “Director Defendants”), Ashford Inc. and Ashford Hospitality Advisors LLC (collectively, “Ashford”) (all of whom are collectively referred to as the “Defendants”). Sessa makes the following allegations upon personal knowledge as to itself and on information and belief (including the investigation of counsel and the review of publicly available information) as to all other matters.

NATURE OF THIS ACTION

1. Sessa, owner of approximately 8.2% of the common stock of the Company, brings this action to ensure that shareholders of the Company are able to freely exercise their franchise and vote for director candidates of their choosing without coercion from the Director Defendants. The Director Defendants have taken actions that potentially penalize the Company financially by obligating it to pay Ashford, which is controlled by certain of the Director Defendants, an amount estimated to be in the range of $150 million, approximately half of the Company’s current equity value, if shareholders elect a majority of new directors other than the Director Defendants or candidates approved by the Director Defendants. The threat of this payment thwarts Sessa and other shareholders from freely exercising their right to vote for directors of their choosing.

2. On January 15, 2016, Sessa announced its intention to nominate five new directors (“Sessa Candidates”) at Ashford Prime’s next annual meeting. The 2016 annual meeting, at which the director election would be held, has not yet been scheduled but such meetings are historically held in May each year.

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3. However, on June 10, 2015, Ashford Prime entered into the Third Amended and Restated Advisory Agreement (the “Third Amended Advisory Agreement”) with Ashford Inc., an entity with the same senior management team as Ashford Prime. That amendment impairs the ability of shareholders to fully and fairly exercise their right to elect new members to the Board. The Third Amended Advisory Agreement discriminates against new director candidates by creating financial disincentives for shareholders to vote for the potential directors not currently on the Board, unless the incumbent Board “approves” the outside director candidates. If the incumbent Board withholds its approval, and the shareholders vote to replace a majority of the incumbent Board, then Ashford could terminate the Third Amended Advisory Agreement, imposing an onerous termination fee on the Company that management has estimated to equal approximately half of its current equity value (hereinafter, the “Proxy Penalty”).1 The Proxy Penalty poses a potential liquidity crisis because the Company may not be able to meet the demands of this enormous, immediately payable liability from currently available resources.

4. The Board can easily eliminate the threat of a liquidity crisis by simply “approving” the Sessa Candidates. With that approval, stockholders can freely vote for the incumbent directors or the Sessa Candidates based on their respective qualifications and business

1	The “Proxy Penalty” acts similar to a “proxy put” or “poison put” as those terms are used in analyzing the disfavored practice of using contractual agreements to limit shareholder franchise rights. A proxy put, or poison put, is a contractual provision in a financing instrument that defines the election of a majority of directors whose initial nomination arises from an actual or threatened proxy contest to be a change of control event that triggers a default under the financing instrument. This default then allows a lender to accelerate the debt owed from the company to the lender. The proxy put or poison put is typically entered into as part of a financing agreement with a third-party lender. The Proxy Penalty at issue here is similar to a typical proxy put in that the election of majority of directors whose initial nomination arises from an actual proxy contest will trigger a financial penalty unless the incumbent board approves the competing directors. The Proxy Penalty is even more egregious than a proxy put because it creates a large new obligation and is part of an agreement with a related company – so much so that the same individual, David Brooks, signed the agreement on behalf of Ashford Prime and the related companies.

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plans, rather than basing the voting decision on the possibility that the value of the Company would be decimated by a vote against the incumbent Director Defendants. The shareholders could elect the Director Defendants or the Sessa Candidates, and even if the shareholders elect the Sessa Candidates, some of the Director Defendants will continue to serve because Sessa is only nominating five of the seven directors. Whatever the outcome, approval of the Sessa Candidates by the Director Defendants permits a free and unfettered election.

5. Sessa has asked the Board to approve the Sessa Candidates and has provided the Board with the proper notice and all relevant information. The Board has failed to approve the Sessa Candidates. In soliciting proxies for the upcoming stockholders meeting, Sessa must provide information material to stockholders’ voting decision, including whether the Proxy Penalty is applicable or not.

6. The right of shareholders to exercise their voting franchise free from coercion is a fundamental right and the primary safeguard against entrenchment of the Board and mismanagement of the Company. The Defendants are interfering directly with the shareholders’ rights to nominate, and vote for, candidates to the Board free from any handicap of devices put in place with the primary purpose of keeping the Director Defendants in office. The refusal of the Board to approve the Sessa Candidates improperly limits and impinges on the franchise rights of Sessa and all other shareholders of Ashford Prime, in violation of Maryland law, and in breach of the Board’s fiduciary duties. The Board has discriminated and continues to discriminate against potential outside directors by stacking the deck to insulate itself from shareholder challenges.

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7. The underpinning of corporate governance by a board is the integrity of the shareholder franchise. The shareholders are the owners of the company – not the directors. When the bedrock of corporate democracy – the shareholder franchise – is threatened, the balance of power between the shareholders and the directors is destroyed, and the court has a duty to prevent such destruction. As one judge explained:

Absent quite extraordinary circumstances, in my opinion, it constitutes a fundamental offense to the dignity of this corporate office for a director to use corporate power to seek to coerce shareholders in the exercise of the vote. It is not surprising that the attempt to do so should be made. As long as there have been elections there have been those who seek to gain unfair advantage in them (and those, who like some lawyers today, can suggest and guide that effort.) But courts must remain sensitive to the risk and alert to act when they legitimately can to thwart it.2

Director action designed to disenfranchise shareholders and burden the shareholders’ fundamental right to vote for who will run their company undermines the legitimacy of the entire corporate system. When confronted such action, the court has the responsibility to exercise its power to prevent it.

8. Based on the Board’s failure to approve the Sessa Candidates, Sessa brings suit for a limited purpose: it seeks declaratory relief and an injunction from this Court to neutralize the onerous effect of the Proxy Penalty and thereby allow the shareholders of the Company to freely exercise their fundamental right to choose the directors of the Company.

PARTIES

9. Beginning on March 9, 2015, Sessa made an investment in Ashford Prime with a purchase of 4,872 shares of common stock at the purchase price of $15.56 per share. As of August 25, 2015, Sessa had purchased 2,060,207 shares, at a cost of approximately $29.3 million, making it the third largest shareholder of Ashford Prime. As of January 14, 2016, Sessa holds 2,330,726 shares, or approximately 8.2% of the outstanding common shares of the Company.

2	Sutton Holding Corp. v. DeSoto, Inc., 1991 WL 80223, *1 (Del. Ch. May 14, 1991).

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10. Defendant Ashford Prime is a publicly-traded Maryland corporation in the business of investing in the hospitality industry, including acquiring, developing, owning, and disposing of hotels.

11. Defendant Monty J. Bennett (“Bennett”) is the Chairman of the Board of Directors and Chief Executive Office of Ashford Prime. He has held those positions since Ashford Prime began trading as a public company in 2013. Bennett is also the Chairman of the Board of Directors and Chief Executive Officer of both Ashford Hospitality Trust, Inc. (“Ashford Trust”) and Ashford Inc. As of March 10, 2015, Bennett was the beneficial owner of 1,308,207 shares (5.23%) of the outstanding shares of Ashford Prime’s common stock, and the beneficial owner of 6,587,246 shares (6.2%) of the outstanding shares of Ashford Trust’s common stock. Finally, as of Bennett’s Schedule 13D filing on September 17, 2015, he was the beneficial owner of 317,226.82 shares (15.9%) of Ashford Inc.’s common stock and stood to receive another 195,579 shares under a deferred compensation plan. In addition, as of January 22, 2016, Bennett’s father owned 4.2% of Ashford Inc.’s common stock. Under a proposed merger agreement announced in September 2015, Bennett and his father’s ownership of Ashford Inc. would increase substantially.

12. Defendant Douglas A. Kessler (“Kessler”) is the President and a Director of Ashford Prime. He is also the President and a Director of both Ashford Trust and Ashford Inc. As of January 22, 2016, Kessler was the beneficial owner of 32,411 shares (1.6%) of the outstanding shares of Ashford Inc.’s common stock

13. Defendant Stefani D. Carter is a Director of Ashford Prime.

14. Defendant Curtis B. McWilliams is the Lead Director of Ashford Prime.

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15. Defendant W. Michael Murphy is a Director of Ashford Prime. Prior to becoming a director of Ashford Prime, Murphy served on the board of directors of Ashford Trust.

16. Defendant Matthew D. Rinaldi is a Director of Ashford Prime.

17. Defendant Andrew L. Strong is a Director of Ashford Prime.

18. Defendant Ashford Inc. is a publicly-traded corporation organized under the laws of the State of Delaware. Ashford Inc. is a party to the Third Amended Advisory Agreement (described more fully below) with Ashford Prime.

19. Defendant Ashford Hospitality Advisors LLC (“Ashford Advisors”) is a Delaware limited liability company and is registered to do business in the State of Maryland. Ashford Advisors is a subsidiary of and the operating company of Ashford Inc. Ashford Advisors is a party to the Third Amended Advisory Agreement (described more fully below) with Ashford Prime and was a party to predecessor agreements.

THE ADVISORY AGREEMENT AND ITS AMENDMENTS

20. Ashford Trust is a Maryland corporation formed in 2003 to invest in upper-upscale, full-service hotels primarily within the United States.

21. In November 2013, Ashford Trust spun-off Ashford Prime, which resulted in Ashford Prime becoming a publicly-traded company. The spin-off was designed to offer investors a pure-play strategy in high-end hotel properties.

22. In November 2014, Ashford Trust completed a spin-off of its asset management business, which resulted in Ashford Inc. becoming a publicly-traded company. Ashford Inc. refers to itself as a leading provider of asset management and other services to companies within the hospitality industry. Ashford Inc. provides advisory services to Ashford Trust and Ashford Prime through Ashford Advisors and owns a majority interest in a hedge fund management entity in which Defendant Bennett also owns a direct interest.

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23. Ashford Trust, Ashford Prime and Ashford Inc. have an overlapping chairman of the board of directors (Defendant Bennett), a second overlapping director (Defendant Kessler), and the officers and senior management for all three entities are the same (Defendant Bennett is CEO of each entity, Defendant Kessler is President of each entity, David Brooks is COO of each entity, and Deric Eubanks is CFO of each entity).

24. On November 19, 2013, Ashford Prime, Ashford Hospitality Prime Limited Partnership (“Ashford Hospitality”) and Ashford Advisors entered into an Advisory Agreement. Ashford Hospitality is a Delaware limited partnership and is the partnership that operates Ashford Prime. Pursuant to the Advisory Agreement, Ashford Advisors was to provide certain advisory services to Ashford Prime and Ashford Hospitality.

25. The Advisory Agreement was executed on behalf of Ashford Prime by David A. Brooks (“Brooks”), Chief Operating Officer. Brooks also executed the Advisory Agreement as Vice-President of Ashford Hospitality Prime OP General Partner, LLC, the general partner of Ashford Hospitality, and as Vice-President of Ashford Advisors. Among other things, the Advisory Agreement set forth the compensation to be paid by Ashford Prime for services rendered.

26. The Advisory Agreement also set forth the calculation of a “Termination Fee” payable to Ashford Advisors, in cash, if Ashford Prime elected to terminate the agreement upon certain “Company Change of Control” events.

27. Notably to this action, the identity or election of directors was not mentioned in the Company Change of Control provision of the original Advisory Agreement.

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28. Two amended advisory agreements followed in May and November of 2014. Both amendments revised certain terms of the original Advisory Agreement. Again, neither amendment included or dealt with the identity of the directors of the Company or the election of new directors within the definition of Company Change of Control.

29. On June 10, 2015, Ashford Prime and Advisors executed the Third Amended Advisory Agreement.3 David A. Brooks executed the Third Amended Advisory Agreement on behalf of Ashford Prime (as Chief Operating Officer), Ashford Advisors (as Chief Operating Officer), and Ashford Inc. (as Chief Operating Officer). Because Ashford Inc. and Ashford Prime share management, the same individuals were on both sides of the transaction.

30. The Third Amended Advisory Agreement created the Proxy Penalty. It included an expanded “Company Change of Control,” Section 12 (f)(iv), which added a new Company Change of Control event:

(iv) during any five-year period, the members of the Board of Directors of the Company change such that the members who constitute the Board of Directors on the Effective Date [June 10, 2015] (the “Company Incumbent Board”) no longer constitute at least a majority of the board of the Company; provided, however, that any individual becoming a director after the Effective Date whose election to the board is approved or recommended to stockholders of the Company by a vote of at least a majority of the Company Incumbent Board shall be considered as though such individual were a member of the Company Incumbent Board. (emphasis added).

The Company did not ask the shareholders to approve the Proxy Penalty.

31. Under this change, if non-incumbent directors are elected to the Board without being approved by the incumbent Board and the non-incumbent directors become a majority, a Company Change of Control event occurs that permits Ashford to terminate the Third Amended Advisory Agreement. If Ashford decides that it does not want to provide services to Ashford

3	Ashford Inc. was not a party to the original Advisory Agreement or the first two amended agreements because it had not yet been spun off from Ashford Trust.

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Prime, Ashford nevertheless would be rewarded for not providing services by the payment of the Termination Fee – a $150 million windfall. However, a Company Change of Control does not occur if a majority of the incumbent Board approves or recommends the new directors. Because the provision is in the disjunctive, a recommendation by the incumbent Board is not required – the incumbent Board can approve the competing candidates, without recommending those candidates. The incumbent Board, despite approving the candidates, can campaign as intensely as it wishes against those candidates but, if the candidates are elected and constitute a majority of the Board, the Company is not faced with of the risk of paying the Termination Fee.

32. Defendants have been unable or unwilling to clearly state the potential cost of the Termination Fee under the Third Amended Advisory Agreement. Initially, on August 7, 2015, Defendant Bennett stated that the Termination Fee was “as low as a buck and change” per Ashford Prime share. At the same time, Defendant Bennett said “[w]hat it is at any specific time is something that we’d have to go through at that specific time and go through this whole analysis, which is something that we haven’t done.” But during an investor presentation on October 20, 2015, Defendant Bennett stated that the “management team, without speaking on behalf of the Ashford Prime Board,” estimated that the amount of the Termination Fee was in the range or four to five dollars per fully diluted share. An estimated Termination Fee of $5 per share would be almost 50% of the closing price, $10.05, of Ashford Prime’s shares on February 2, 2016. At $4.50 per fully diluted share, the midpoint of Defendant Bennett’s range, the estimated Termination Fee is almost $150 million. By comparison, Ashford Prime paid Ashford $8.7 million in base advisory fees during 2014 (2015 full year results have not yet been released).

33. In an investor conference call on August 7, 2015, Bennett acknowledged that the definition of “Company Change in Control” was broadened to entrench the current Ashford Prime Board. Bennett stated the change of control was used to “button…up” control of Ashford Prime, so that shareholders could not attempt to “game one platform for the other.”

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34. The Proxy Penalty continued a course of defensive measures by the Board. In February 2015, the Board proposed to restrict shareholders from nominating directors. The proposal would have required that only shareholders holding 1% or more of the Company’s stock would be eligible to nominate directors; in addition, the nominating shareholders had to hold the stock continuously for at least one year. At the Company’s annual meeting in May 2015, shareholders soundly rejected this by over 80% of the shareholders voting. At the 2014 annual meeting, shareholders supported a non-binding resolution (Proposal 3) to opt out of the Maryland Unsolicited Takeover Act, an action that would eliminate barriers to a change in control. The Company waited a year to implement Proposal 3. Then, just weeks after Proposal 3 was finally adopted by the Board, the Board adopted the Proxy Penalty, undermining the shareholder vote on Proposal 3 and contradicting shareholder sentiment on the 2015 proposal.

35. Ashford was not an arms-length third-party participant in the Proxy Penalty. Each officer of Ashford Prime is employed by Ashford, and Ashford and Ashford Prime share an interest in entrenching the incumbent directors. By entering into the Proxy Penalty, Ashford knowingly assisted the incumbent directors to entrench themselves, and in turn received the potential financial windfall described in Paragraph 32 - the ability to receive the $150 million Termination Fee for not providing services to Ashford Prime. To pad its financial interests, Ashford encouraged and substantially assisted Ashford Prime in inserting the Proxy Penalty in the Third Amended Advisory Agreement, and knowingly assisted the breach of the Director Defendants’ fiduciary duties to Ashford Prime’s shareholders.

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36. The Proxy Penalty has three negative effects – (i) it places an unfair burden on shareholders in their consideration of whether to vote for competing directors whose candidacy is not approved by the incumbent Board; (ii) it tilts the playing field toward the incumbent Board in a dramatic fashion; and, (iii) in the event that competing directors who are not approved by the incumbent Board are elected, and as a result Ashford exercises its right to terminate the Third Amended Advisory Agreement, the Termination Fee will substantially enrich Ashford to the detriment of Ashford Prime. Because of his ownership and control of Ashford Inc., a significant portion of this enrichment redounds to the benefit of Defendant Bennett at the expense of the Company’s other shareholders.

REQUEST FOR APPROVAL OF NOMINEES

37. On January 14, 2016, Sessa delivered to the Company a Notice of Proposed Nominees for Election to Board (the “Sessa Notice”). The Sessa Notice advised Ashford Prime that Sessa intended to nominate the following qualified individuals to the Board (collectively, the “Sessa Candidates”):

(a) John E. Petry holds a B.S. in Economics from the Wharton School at the University of Pennsylvania. Mr. Petry was partner at Gotham Capital from 1997 through October 2010. From November 2010 through February 2012, Mr. Petry was a Senior Investment Principal and Chief Operating Officer at Columbus Hill Capital Management, a credit hedge fund focusing on distressed investing. In November 2012, Mr. Petry started Sessa Capital and is its managing member and sole portfolio manager.

(b) Lawrence A. Cunningham has, since 2007 been the Henry St. George Tucker III Research Professor at The George Washington University Law School. He also serves on the Executive Board of the George Washington University for Law, Economics and Finance (C-LEAF) and the Director of C-LEAF in New York. Mr. Cunningham was previously Associate Dean of Boston College Law School and Director of the Samuel and Ronnie Heyman Center on Corporate Governance at Cardozo School of Law.

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(c) Philip B. Livingston holds a B.A. in Business Management and a B.S. in Government and Politics from the University of Maryland, and an MBA in Finance and Accounting from the University of California, Berkley. He served as the Chief Executive Officer and director of Ambassadors Group, Inc., a provider of educational travel experiences and online education research materials, from May of 2014 to October of 2015. Previously, after joining LexisNexis in April 2009 as Senior Vice-President of Practice Management, Mr. Livingston served as the Chief Executive Officer of LexisNexis Web Based Marketing Solutions until October 2013. Mr. Livingston has served as Chief Financial Officer for Celestial Seasonings, Inc., Catalina Marketing Corporation and World Wrestling Entertainment. He currently serves as a director at. SITO Mobile and Rand Worldwide, Inc.

(d) Daniel B. Silvers holds a B.S. in Economics and an MBA from The Wharton School at the University of Pennsylvania. He also holds a Corporate Governance Certification from the Director Education & Certification Program at the UCLA Anderson School of Management. He is currently the Managing Member of Matthews Lane Capital Partners, LLC. From March 2009 through June 2015, he served as President of SpringOwl Asset Management, LLC, an investment management firm. From April 2009 through October 2010, he as President of Western Liberty Bankcorp, an acquisition oriented holding company that acquired and recapitalized a community bank in Las Vegas, Nevada. From 1999-2005, Silvers worked as a senior member of the real estate, gaming and lodging investment banking group at Bear, Stearns & Co., Inc. He currently sits on the board of Forestar Group, Inc. and India Hospitality Corp, and has previously served on the board of International Game Technology, and Universal Health Services, Inc., and bwin.party digital entertainment plc.

(e) Chris D. Wheeler graduated from the California Institute of Technology with a degree in applied physics and holds an MBA from Harvard Graduate School of Business. He is currently a partner at Triton Atlantic Partners, LLC, a real estate development and management company specializing in acquiring, developing, and managing residential, resort, multi-family and commercial projects in the United States and the Caribbean. Mr. Wheeler previously served as Chairman and Chief Executive Officer of Gables Residential Trust, a real estate investment trust formerly listed on the NYSE that specialized in the development and management of multifamily residences.

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38. The Sessa Notice complied with the notice requirements of Article I, Section 11 of the Bylaws of Ashford Prime.

39. As provided in Article I, Section 11(a)(3)(I) of the Bylaws, Sessa presented biographical information for the Sessa Candidates to the Board. The responses contained in each Sessa Candidate’s Directors and Officers Questionnaire satisfied any requirements of the Bylaws.

40. In the Sessa Notice, Sessa requested that the Board approve the Sessa Candidates so that the election of the Sessa Candidates, if they were to prevail at the annual meeting and constitute a majority of the Board, would not be a Company Change of Control as defined in the Third Amended Advisory Agreement.

41. Sessa requested that such approval be made by February 1, 2016. However, the Director Defendants have failed to approve the Sessa Candidates. The failure to approve the Sessa Candidates impinges the free exercise of the shareholder franchise. The Director Defendants have a fiduciary duty to protect the shareholders’ right to make an un-coerced choice of directors and must approve the Sessa Candidates without delay in order to give the Company’s shareholders the free and unfettered ability to vote.

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42. On January 26, 2016, Ashford Prime requested additional information about each of the Sessa Candidates. The request for additional information sought details that are not relevant to the Board’s obligation to allow the shareholders to freely exercise their franchise. The request is a further effort to disenfranchise the shareholders and entrench the Director Defendants.

43. As of the date of the filing of this Complaint, the Director Defendants have neither approved nor recommended the Sessa Candidates, nor have they acknowledged the validity of the nomination of the Sessa Candidates, having publicly referred to the nomination notice as “purported.”

THE FAILURE TO APPROVE SESSA CANDIDATES

44. The Director Defendants have the power to approve the Sessa Candidates while still seeking to maintain their positions on the Board, and without recommending the election of the Sessa Candidates. In other words, notwithstanding the Board’s approval of the Sessa Candidates, the Director Defendants may still engage in a proxy contest against the Sessa Candidates to retain their Board positions.

45. Absent approval of the Sessa Candidates by the incumbent Board, the election of the Sessa Candidates will be a “Company Change of Control” under the Third Amended Advisory Agreement. This triggers an option for Ashford to terminate the Third Amended Advisory Agreement and be paid the Termination Fee, which would cause significant financial harm to Ashford Prime.

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46. The failure to approve the Sessa Candidates is discriminatory and places them at an unfair competitive disadvantage in a proxy contest with the incumbent Board by tampering with the shareholders’ right to freely and fairly vote for the director candidates of their choice. The Sessa Candidates cannot engage in a proxy contest with the Board on a level playing field because, absent approval by the Board, the election of the Sessa Candidates could penalize the Company in a dramatic fashion.

47. The failure of the Board to approve the Sessa Candidates severely restricts the franchise rights of Ashford Prime’s shareholders and handicaps the candidacy of the Sessa Candidates. The potentially catastrophic financial repercussions related to the election of the Sessa Candidates if the incumbent Board does not approve their candidacy will discourage shareholders from voting for the Sessa Candidates, even though election of those candidates may be in the best interests of the shareholders of Ashford Prime. The Board’s entrenching conduct violates the voting rights of Sessa and the other shareholders.

48. Pursuant to Md. Code Ann., Cts. & Jud. Proc. §3-403, an actual controversy exists between the respective parties because plaintiff has properly nominated the Sessa Candidates and the Director Defendants have failed to approve them, and because the Proxy Penalty devised by the Defendants prevents a fair election.

COUNT I

Breach of Fiduciary Duty

(Inclusion of Proxy Penalty in Third Amended and Restated Advisory Agreement)

49. Plaintiff incorporates each and every allegation above as if set forth in full herein.

50. By approving the Proxy Penalty, the Board embedded provisions into an agreement with Ashford, which is controlled by certain of the Director Defendants and in which certain of the Director Defendants and Defendant Bennett’s family have substantial ownership

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stakes. The agreement exposed the Company to a draconian termination fee if the shareholders replace a majority of incumbent directors with individuals whose nomination has not been first “approved” by those directors. This specter of the Proxy Penalty discourages any shareholder effort to elect directors other than the incumbents. If the shareholders elect challengers such that they constitute a majority of the Board and Ashford elects to receive the termination fee, the Company could be forced to pay a fee in the range of $150 million, approximately half of its current equity value.

51. The Proxy Penalty benefits only Ashford and the personal financial interests of the Director Defendants by enhancing their entrenchment. A fair election cannot be conducted under the specter of the Proxy Penalty. The Proxy Penalty virtually guarantees an unfair shareholder vote and has a chilling effect on the shareholder franchise. Some shareholders may feel compelled to vote for incumbent candidates because of the threat of the Termination Fee. This will enhance the entrenchment of the Director Defendants.

52. Including the Proxy Penalty in the Third Amended Advisory Agreement was a breach of the Director Defendants’ fiduciary duties and, specifically, their duty of loyalty, because the Proxy Penalty’s primary purpose was to entrench the Director Defendants. By including the Proxy Penalty in the Third Amended Advisory Agreement with the Company, Ashford, an entity which shares a Chairman, President, CEO, CFO, and COO with the Company (among other common executives), aided and abetted this breach of fiduciary duty.

53. Consequently, Plaintiff is entitled to a declaration that the Proxy Penalty is invalid and unenforceable in the context of a company change of control resulting from the election of new Board members who are not “approved” by the incumbent directors. Plaintiff is also entitled to an injunction to prevent the Company from paying the Termination Fee to Ashford if Ashford terminates the Third Amended Advisory Agreement because directors that are not “approved” by the incumbents are elected to the Board such that they constitute a majority.

54. Irreparable harm exists because monetary damages in this context are difficult or impossible to calculate, and there is no adequate remedy at law available to Sessa.

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COUNT II

Breach of Fiduciary Duty

(Failure to Approve Sessa Candidates)

55. Plaintiff incorporates each and every allegation above as if set forth in full herein.

56. The Director Defendants owe Sessa, and the other shareholders of Ashford Prime, the fiduciary duties of care and loyalty, including the obligations to act in good faith, and protect the integrity of the corporate democracy. A board has a fiduciary duty to its shareholders to conduct director elections with scrupulous fairness, and without any advantage conferred or denied to any slate of candidates.

57. The incumbent Board must act in good faith and must protect the stockholders’ right to make an un-coerced selection of candidates in a proxy contest.

58. Sessa has appropriately nominated a slate of five qualified directors for election at Ashford Prime’s next annual meeting.

59. By adopting the Proxy Penalty, the Board has breached its fiduciary duties.

60. Under the unambiguous terms of the Proxy Penalty, approval of the Sessa Candidates by a majority of the Director Defendants will prevent the Termination Fee from being imposed if the Sessa Candidates are elected.

61. The Board has breached its fiduciary duties by failing to approve the Sessa Candidates, and using the Proxy Penalty in a discriminatory manner, effectively discouraging Ashford Prime’s stockholders from replacing the incumbent board because of the threat of

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triggering the potential payment of the Termination Fee under the Proxy Penalty. The Director Defendants’ course of conduct, from implementing the onerous provisions of the Proxy Penalty to its current failure to approve the Sessa Candidates, is for the purpose of perpetuating themselves in office and obstructing the ability of shareholders to elect directors of their choice, thereby interfering with the effectiveness of the stockholder franchise.

62. As an additional benefit to certain of the Board members, they and their families would prosper if the Termination Fee is assessed.

63. The Board’s refusal to approve the Sessa Candidates violates the fundamental franchise rights of Sessa and the other shareholders of Ashford Prime, is an affront to the integrity of the shareholder voting process, and has a discriminatory impact on the election process of the Ashford Prime Board of Directors.

64. The members of the Board cannot exploit their position as incumbent directors and force the shareholders of the Company to keep them in office to avoid triggering payment of the Termination Fee.

65. The Board cannot act consistently with its fiduciary duties by failing to approve director candidates who run against the incumbent slate.

66. The Board must approve the Sessa Candidates and allow stockholders to freely vote and choose the directors of Ashford Prime without fear of adverse financial consequences to the Company

67. Based on the failure of the Board to approve the Sessa Candidates, there is an immediate and irreparable harm to Sessa and the other shareholders of Ashford Prime because the Defendant Directors are leveraging the Proxy Penalty to enhance their chances of procuring stockholder votes in a contested election with the Sessa Candidates.

68. Further, irreparable harm exists because monetary damages in this context are difficult or impossible to calculate, and there is no adequate remedy at law available.

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COUNT III

(Claim against Ashford for Aiding and Abetting Breach of Fiduciary Duty)

69. Plaintiff incorporates each and every allegation above as if set forth in full herein.

70. Including the Proxy Penalty in the Third Amended Advisory Agreement was a breach of the Director Defendants’ fiduciary duties and, specifically their duty of loyalty because the Proxy Penalty’s primary purpose was to entrench the Director Defendants.

71. Ashford knowingly and substantially assisted the Director Defendants in embedding the Proxy Penalty in the Third Amended Advisory Agreement.

72. Because Ashford and Ashford Prime share management, the same individuals were on both sides of the transaction. Ashford was not an arms-length third-party, but had an interest in entrenching the incumbent directors. Ashford is both a prime beneficiary of the directors entrenched by the Proxy Penalty and a windfall beneficiary if new directors who are not “approved” by the incumbent directors are elected to the board of Ashford Prime.

73. Ashford knew that the inclusion of the Proxy Penalty severely diminished the franchise rights of Ashford Prime’s shareholders.

74. Based on its chilling effect on shareholder franchise, Ashford knew or should have known that the Proxy Penalty was a breach of the Director Defendants’ fiduciary duties to the shareholders of Ashford Prime.

75. Despite this knowledge, Ashford agreed to the Proxy Penalty in the Third Amended Advisory Agreement. Ashford aided and abetted the Director Defendants’ breach of their fiduciary duties to the shareholders of Ashford Prime, and Ashford Prime’s shareholders have seen their franchise and voting rights diminished so that the Director Defendants may entrench themselves.

76. The Proxy Penalty is causing irreparable harm because monetary damages in this context are difficult or impossible to calculate, and there is no adequate remedy at law available.

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PRAYER FOR RELIEF

WHEREFORE, Sessa Capital (Master), L.P., requests that this Court enter judgment in its favor and against the Defendants as follows:

(a) Declaring that the Director Defendants have breached their fiduciary duties to the Plaintiff by inserting the Proxy Penalty into the Third Amended Advisory Agreement and, as a result, declaring that the Proxy Penalty is invalid and unenforceable in the context of change of control resulting from the election of directors not “approved” by the incumbents;

(b) Declaring that Ashford aided and abetted the Director Defendants’ breach of their fiduciary duties to the Plaintiff resulting from the insertion of the Proxy Penalty into the Third Amended Advisory Agreement;

(c) Entering an injunction prohibiting the Company from paying the Termination Fee to Ashford in the event that the shareholders elect new directors who constitute a majority of the Board;

(d) Declaring that the Director Defendants have breached their fiduciary duties to the Plaintiff by refusing to approve the Sessa Candidates in accordance with the terms of the Proxy Penalty;

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(e) Entering a mandatory injunction requiring the Director Defendants to approve the Sessa Candidates for shareholder consideration at the Company’s next annual meeting;

(f) Entering an injunction prohibiting the Defendants from soliciting proxies until the Director Defendants approve the Sessa Candidates;

(g) Awarding Plaintiff the costs of pursuing this action, including, but not limited to, Plaintiff’s attorneys’ fees and expenses; and

(h) Awarding such other and further relief as is just and equitable.

Dated: 2/3/16	/s/ John B. Isbister
John B. Isbister
Daniel S. Katz
Christopher D. Heagy
Thomas M. Joraanstad
TYDINGS & ROSENBERG LLP
100 East Pratt Street, 26th Floor
Baltimore, Maryland 21202
Phone: 410-752-9700
Fax: 410-727-5460
jisbister@tydingslaw.com
dkatz@tydingslaw.com
cheagy@tydingslaw.com
tjoraanstad@tydingslaw.com

Attorneys for Plaintiff

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Exhibit 1

SESSA CAPITAL

1350 Avenue of the Americas, Suite 3110

New York, NY 10019

212-257-4410

January 7, 2016

Board of Directors

c/o Mr. Curtis B. McWilliams, Lead Director, and W. Michael Murphy, Director

Ashford Hospitality Prime, Inc.

14185 Dallas Parkway, Suite 1100

Dallas, TX 75254

Dear Curtis and Michael,

I want to personally thank you for taking the time to meet us in our offices on Tuesday. We believe it is constructive to maintain an open dialogue, and appreciate your reaching out to us to arrange a meeting.

Like you, we share the view that it is important to maximize the Company’s long-term value and we understand that consideration of all strategic alternatives, including a potential sale (as mentioned in your August 28th press release), is part of that process. As we said at the meeting, given the corporate governance and other issues that contribute to the Company’s current discount to net asset value, we now believe that a sale of the Company is the preferred outcome of the strategic alternatives process. We believe the market will view an outcome that does not realize value from the Company’s portfolio as a failure.

As discussed, we continue to have significant concerns about the structure and potential size of the fee for terminating the Company’s current advisory agreement with Ashford Inc. While we believe termination of this contract is not a necessary or inevitable element of a successful conclusion to the strategic alternatives process, we believe an excessive termination fee will severely undermine the probability of a successful outcome by deterring potential bidders for the Company or its properties. These concerns are heightened when management has publicly estimated the fee to be approximately 1/3rd of the Company’s current market capitalization.

The inequitable nature of this fee is evident from it being uncapped. A severe lodging downturn or a further deterioration of the market’s opinion of the Company’s corporate governance could cause the illogical and outrageous result of a fee that exceeds the Company’s entire market capitalization. Yet, rather than use the three separate renegotiations of the advisory agreement in the past two years to fix the problems relating to the fee, the Company’s board has conceded to amendments which, as a whole, have significantly broadened and worsened the fee. Unfortunately, despite generally favorable operating performance and a highly attractive portfolio of hotels, the “Ashford discount” applied to the Company relative to the lodging sector substantially widened until the announcement of the strategic alternative process.

Board of Directors

c/o Mr. Curtis B. McWilliams, Lead Director, and W. Michael Murphy, Director

We urge you to address the Company’s corporate governance and to pursue all options for renegotiating this fee, as well as ensuring that the calculation of the fee is done in a transparent and equitable manner. We believe that this fee, along with our other concerns relating to potential conflicts of interest and corporate governance, are substantial contributors to the Company’s continued discount to its net asset value.

As stated in our prior letter, we hope that the Company’s independent directors will act decisively to secure a fair outcome for all shareholders of the Company, rendering any further action by us unnecessary. We continue to consider our options and will not hesitate to assert our rights and those of all shareholders if necessary.

Sincerely,

John Petry

cc:	Monty J. Bennett, Chief Executive Officer and Chairman

David A. Brooks, Chief Operating Officer, General Counsel and Corporate Secretary

Exhibit 1

SESSA CAPITAL

1350 Avenue of the Americas, Suite 3110

New York, NY 10019

212-257-4410

December 10, 2015

Board of Directors

c/o Mr. Curtis B. McWilliams, Lead Director

Ashford Hospitality Prime, Inc.

14185 Dallas Parkway, Suite 1100

Dallas, TX 75254

Members of the Ashford Hospitality Prime Board of Directors,

Sessa Capital is the third largest holder of Ashford Hospitality Prime, holding 8.2% of the common shares. We appreciated the opportunity to attend your investor day on October 20th and meet with members of the management team after the event.

We eagerly await a conclusion to the company’s strategic alternatives process. We were quite disappointed, however, to read in your third quarter press release that the Independent Directors are only “in the beginning stage” of the strategic review. This disclosure, coming more than two months after your initiation of the process is unacceptable, and we fear indicates a lack of urgency. We question whether the Board’s pace is due to the conflicts of interest inherent in the Ashford structure or intentional foot-dragging by Directors not fully committed to value maximization for outside shareholders, but in either case we urge you to move ahead without further delay. Investors have been patient with Ashford Prime, but the value destruction, measured by stock market return over any meaningful period,* exhausts such patience.

We were further troubled by management’s disclosure at the investor day that the fee for terminating the current advisory agreement with Ashford Inc. could be as large as $4-5 per share. How can a Board of Directors hand over 1/3 of a company’s current market capitalization to an affiliate of the Chairman in any scenario? Even more troubling is the fact that the Board recently approved amendments to the advisory agreement to apply the termination fee to an even wider, overly broad range of actions, such as director elections and asset dispositions. A core principle of corporate governance is the right of shareholders to a free and fair election of Directors. Your decision to apply the termination fee to the election of certain Directors (but not incumbents) is self-entrenching, coercive and strips shareholders of their most fundamental voting right. Quite simply, Directors who agreed to the fee and its application have uniquely disqualified themselves as shareholder representatives.

*	From the first day of trading following the spin-off to the close of trading on the day preceding the announcement that the company would explore strategic alternatives, AHP declined approximately 42%. In this same period the Dow Jones US Hotel & Lodging REITs Index was up approximately 7%.

Board of Directors

c/o Mr. Curtis B. McWilliams, Lead Director

Not only is the termination fee overbroad and unjustly applied, it is also unreasonably high. The termination fee, at the midpoint of management’s estimate, is at least 17.2 times the company’s annualized base advisory fee paid to Ashford Inc.; a customary fee in the industry would be less than 1/5 that amount. If management’s numbers are correct, the company would likely pay more to terminate the advisory agreement than it would pay in base fees for the remainder of the agreement’s entire 10 year term based on the company’s current market capitalization.

The below table shows the degree to which this fee is an outlier versus several other REITs with termination fees:

Market peers include selected externally managed REITs; multiples reflect estimates based on publicly available disclosures. Ashford Prime’s termination fee is assumed to be $148m, based on the midpoint of management’s $4-5 per share range. Ashford Trust’s fee is assumed to be $286m, based on the midpoint of management’s $2-3 per share range. From this chart we excluded RMR, CommonWealth REIT’s former manager, that was removed by shareholder action following underperformance and claims of conflicts of interest. By our estimates, even RMR’s termination fees are substantially lower as a multiple of annual fees.

As a starting point to a serious strategic review process, we urge the Board to fix the termination fee. We fear potential credible strategic partners may avoid participation in a process in which the existing termination fee could tilt the playing field significantly in favor of affiliated insiders over other potential participants, to the disadvantage of Ashford Prime shareholders.

We are also concerned that the result of the strategic review process may be pre-ordained. Recently, it came to our attention that Ashford Inc.’s preliminary merger proxy states that, among other things, Ashford’s management expects “acquisitions by Ashford Trust and Ashford Prime” to more than double Remington’s revenues over the next four years. If accurate, this disclosure, along with the recent expansion of the portfolio with Ashford Prime’s Ritz-Carlton St. Thomas purchase, point to a management vision inconsistent with maximizing shareholder value for Ashford Prime shareholders.

Our desire is not to be forced into further action, and we hope that decisive action by the Independent Directors, with a fair outcome for all, will render any further action on our part unnecessary. We continue to be concerned about conflicts of interest. Our trust and confidence in the current Directors have been shaken by questionable decisions that have burdened the company since the spinoff.

Board of Directors

c/o Mr. Curtis B. McWilliams, Lead Director

We will continue to closely monitor actions relating to the Board’s review of strategic alternatives and corporate governance developments in the hope and expectation that the Board will address shareholder concerns. We will not hesitate to protect our rights and those of all shareholders if necessary.

Sincerely,

John Petry

cc:	Monty J. Bennett, Chief Executive Officer and Chairman

David A. Brooks, Chief Operating Officer, General Counsel and Corporate Secretary

Exhibit 1

1350 Avenue of the Americas, Suite 3110
New York, NY 10019 | 212.257.4410

September 1, 2015

Board of Directors

c/o Mr. Curtis B. McWilliams, Lead Director

Ashford Hospitality Prime, Inc.

14185 Dallas Parkway, Suite 1100

Dallas, TX 75254

Members of the Ashford Hospitality Prime Board of Directors,

Sessa Capital is the third largest holder of Ashford Hospitality Prime, holding 7.2% of the common shares. We appreciated the opportunity to meet with your Chairman/CEO on July 14, and are cautiously optimistic about Friday’s announcement that you are taking steps to realize value for all shareholders.

Our caution arises from disappointing actions you have taken over the last few months. During this time you approved a series of shareholder-unfriendly actions highlighting the conflict of interest issues inherent in your external advisor structure such as: the purchase of stock in the Company’s advisor at $95 on July 31, when the stock’s last trading price was $59.63 (a whopping 59% premium); a dilutive share issuance on June 11 at a price well below NAV; an amendment to the Company’s advisory agreement on June 10 that disenfranchised shareholders by removing their ability to freely vote for directors; and the failure to address, in the same contract, a confusing and potentially disproportionate termination fee payable to the Company’s advisor, an entity dominated by the Company’s chairman. Indeed, not only did you fail to address the termination fee, you approved a contract amendment that arguably worsened the structure and the amount of the fee. Your own chairman publicly admitted on August 7 that a calculation of the termination fee hadn’t been done.

The termination fee, as currently structured, presents an overwhelming challenge to the integrity of the strategic review process. Quite simply, the current termination fee is impossible to calculate, highly variable, and potentially disproportionate, making a fair strategic process impossible. Just as the termination fee has significantly weighed on the Company’s public market valuation, the fee will also undermine options that will be part of the strategic review. With assets as attractive as the Company’s, we believe that success or failure will rest on your ability to clarify this critical obstacle.

Since you announced that the strategic review will include a potential sale option where a termination fee may be payable (along with other economics the advisor may receive including an incentive fee, key money return, and AINC stock discount buyback), we urge you to immediately negotiate with the advisor to reach and publicly disclose a reasonable, upfront, set termination fee appropriate for the equity size of the Company and consistent with other externally-managed REITs. A review of comparable arrangements with current and formerly externally-managed REITs—including Altisource Residential, Colony Financial, Newcastle Investment Corporation, NexPoint Residential Trust, Starwood Waypoint Residential Trust, and various REITs advised by NorthStar Asset Management—suggests that a fee of no more than three times trailing advisory fees is the upper end of market. Similarly, Duff & Phelps’ extensive study on internalization transactions published in September 2014 suggests advisor valuations in the low to mid-single digits as a percentage of the advised REIT’s equity value. Both of these approaches would imply a fair termination fee no greater than approximately $1 per share.

We initially became interested in the Company because of its attractive portfolio of solidly operating hotel assets trading at a significant discount to publicly traded peers and private market value. On the Company’s most recent earnings call, your Chairman estimated the private market value at that time as $27.60 per share. We agree that the Company is substantially undervalued today and we are glad to see that you have taken a promising first step towards maximizing value for all shareholders.

Sincerely,

John Petry

cc:	Monty J. Bennett, Chief Executive Officer and Chairman

David A. Brooks, Chief Operating Officer, General Counsel and Corporate Secretary